UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

The Williams Companies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

FRANK T. MACINNIS
CHAIRMAN OF THE BOARD

Dear Williams Stockholders:

You are cordially invited to attend the 2011 annual meeting of stockholders of The Williams Companies, Inc. The meeting will be held on Thursday, May 19, 2011, in the Williams Resource Center Theater, One Williams Center, Tulsa, Oklahoma, at 11:00 a.m., Central Daylight Time. We look forward to greeting personally as many of our stockholders as possible at the annual meeting.

The notice of the annual meeting and proxy statement accompanying this letter provide information concerning matters to be considered and acted upon at the annual meeting. Also at the annual meeting we will provide a report on our operations, followed by a question-and-answer and discussion period.

For security reasons, briefcases, backpacks, and other large bags are not permitted in the theater. All such items can be checked with security upon arrival at the theater.

I know that most of our stockholders are unable to attend the annual meeting in person. However, it is important that your shares be represented and voted at the meeting. Whether or not you plan to attend, you can be sure your shares are represented by promptly voting and submitting your proxy by phone, by Internet, or by completing, signing, dating, and returning your proxy card in the enclosed postage-paid envelope.

Thank you for your continued interest in our Company.

Very truly yours,

Frank T. MacInnis

Enclosures
April 7, 2011

THE WILLIAMS COMPANIES, INC.
One Williams Center
Tulsa, Oklahoma 74172

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 19, 2011

Details for the annual meeting of stockholders of The Williams Companies, Inc. are below:

TIME	11:00 a.m., Central Daylight Time, on Thursday, May 19, 2011

PLACE	Williams Resource Center Theater, One Williams Center, Tulsa, Oklahoma 74172

ITEMS OF BUSINESS	1. To elect the six director nominees identified in this proxy statement each for a one-year term; 2. To ratify the appointment of Ernst & Young LLP as our independent auditors for 2011;

3. To conduct an advisory vote on executive compensation;

4. To conduct an advisory vote on the frequency of say-on-pay; and

5. To transact such other business as may properly come before the annual meeting or any adjournment of the meeting.

RECORD DATE	You can vote and attend the annual meeting if you were a stockholder of record at the close of business on March 28, 2011.

ANNUAL REPORT	Our 2010 annual report, which includes a copy of our annual report on Form 10-K, accompanies this proxy statement.

VOTING	Even if you intend to be present at the annual meeting, please promptly vote in one of the following ways so that your shares of common stock may be represented and voted at the annual meeting:

1. Call the toll-free telephone number shown on the proxy card;

2. Vote via the Internet on the website shown on the proxy card; or

3. Mark, sign, date, and return the enclosed proxy card in the postage-paid envelope.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 19, 2011:

The annual report and proxy statement are available at www.edocumentview.com/wmb.

By order of the Board of Directors,

La Fleur C. Browne
Corporate Secretary

Tulsa, Oklahoma
April 7, 2011

THE WILLIAMS COMPANIES, INC.
One Williams Center
Tulsa, Oklahoma 74172

PROXY STATEMENT

GENERAL

We are providing this proxy statement as part of a solicitation by the Board of Directors (the “Board”) of The Williams Companies, Inc. for use at our 2011 annual meeting of stockholders and at any adjournment or postponement thereof. We will hold the meeting in the Williams Resource Center Theater, One Williams Center, Tulsa, Oklahoma, 74172 on Thursday, May 19, 2011, at 11:00 a.m., Central Daylight Time.

As permitted by the rules of the Securities and Exchange Commission (“SEC”), we have elected to send you this full set of proxy materials, including a proxy card, and additionally to notify you of the availability of these proxy materials on the Internet. This proxy statement and our 2010 Annual Report are available at www.edocumentview.com/wmb, which does not have “cookies” that identify visitors to the site.

We expect to mail this proxy statement and accompanying proxy card to stockholders beginning on April 7, 2011.

Unless the context otherwise requires, all references in this proxy statement to “Williams,” the “Company,” “we,” “us,” and “our” refer to The Williams Companies, Inc. and its consolidated subsidiaries.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I receiving these materials?

A:	You are receiving these materials because, at the close of business on March 28, 2011 (the “Record Date”), you owned shares of Williams common stock. All stockholders of record on the Record Date are entitled to attend and vote at the annual meeting. Each stockholder will have one vote on each matter for every share of common stock owned on the Record Date. On the Record Date, we had 587,958,791 shares of common stock outstanding. (The shares held in our treasury are not considered outstanding and will not be voted or considered present at the meeting.)

Q:	What information is contained in this proxy statement?

A:	This proxy statement includes information about the nominees for director and other matters to be voted on at the annual meeting. It also explains the voting process and requirements, describes the compensation of the principal executive officer, the principal financial officer, and the three other most highly compensated officers (collectively referred to as our “Named Executive Officers” or “NEOs”), describes the compensation of our directors, and provides certain other information required under SEC rules.

Q:	What matters can I vote on?

A:	You can vote on the following matters:

• election of six of our directors, each for a one-year term;

• ratification of the appointment of Ernst & Young LLP as our independent auditors for 2011;

• an advisory vote on executive compensation;

• an advisory vote on the frequency of say-on-pay; and

• any other business properly coming before the annual meeting.

In the election of directors, you may vote FOR or AGAINST each individual nominee or indicate that you wish to ABSTAIN from voting on one or more nominee. For the advisory vote on the frequency of say-on-pay, you may vote in favor of the Company seeking an advisory vote on executive compensation EVERY YEAR, EVERY TWO YEARS, or EVERY THREE YEARS, or you may indicate you wish to ABSTAIN from voting on the matter. For the advisory vote on executive compensation and for the ratification of Ernst & Young LLP as independent auditors, you may vote FOR or AGAINST the respective matter, or you may indicate that you wish to ABSTAIN from voting on the matter.

We are not aware of any matter to be presented at the annual meeting that is not included in this proxy statement. However, your proxy authorizes the persons named on the proxy card to take action on additional matters that may properly arise. These individuals will exercise their best judgment to vote on any other matter, including a question of adjourning the annual meeting.

All votes are confidential unless disclosure is legally necessary.

Q:	How does the Board recommend that I vote on each of the matters?

A:	FOR ITEMS 1-3: The Board recommends that you vote FOR each of the director nominees, FOR the ratification of Ernst & Young LLP as our independent auditors for 2011, and FOR the approval, on an advisory basis, of the Company’s executive compensation.

FOR ITEM 4: The Board recommends that you vote in favor of the Company seeking an advisory vote on executive compensation EVERY YEAR.

Q.	What is the difference between a stockholder of record and a stockholder who holds stock in street name?

A.	If your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are a stockholder of record, and the Company’s proxy materials, including a proxy card, were sent to you directly by Computershare.

If you hold your shares with a broker or in an account at a bank, then you are a beneficial owner of shares held in “street name.” The Company’s proxy materials were forwarded to you by your broker or bank, who is considered the stockholder of record for purposes of voting at the annual meeting. Your broker or bank should also have provided you with instructions for directing the broker or bank how to vote your shares.

Q:	How do I vote if I am a stockholder of record?

A:	As a stockholder of record, you may vote your shares in any one of the following ways:

• Call the toll-free number shown on the proxy card;

• Vote on the Internet on the website shown on the proxy card;

• Mark, sign, date, and return the enclosed proxy card in the postage-paid envelope; or

• Vote in person at the annual meeting.

Q:	How do I vote if I am a beneficial owner?

A:	As the beneficial owner, you have the right to direct your broker or bank how to vote your shares by following the instructions sent to you by your broker or bank. You will receive proxy materials and voting instructions for each account you have with a broker or bank. As a beneficial owner, if you wish to change the directions you have provided your broker or bank, you should follow the instructions sent to you by your broker or bank.

As a beneficial owner, you are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a signed legal proxy from your broker or bank giving you the right to vote the shares.

Q.	Will my shares held in street name be voted if I do not tell my broker or bank how I want them voted?

A.	Under the rules of the New York Stock Exchange (“NYSE”), if you are a beneficial owner, your broker or bank only has discretion to vote on certain “routine” matters without your voting instructions. The proposal to ratify Ernst & Young LLP as our independent auditors is considered a routine matter. However, the election of directors, the advisory vote on executive compensation, and the advisory vote on the frequency of say-on-pay are not considered routine matters. Accordingly, your broker or bank will not be permitted to vote your shares on such matters unless you provide proper voting instructions.

Q.	How do I vote if I participate in The Williams Investment Plus Plan?

A.	If you hold shares in The Williams Investment Plus Plan, Computershare sent you the Company’s proxy materials directly. You may direct the trustee of the plan how to vote your plan shares by calling the toll-free number shown on the proxy card, voting on the Internet on the website shown on the proxy card, or completing and returning the enclosed proxy card in the postage-paid envelope. Please note, in order to permit the trustee to tally and vote all shares of Williams common stock held in The Williams Investment Plus Plan, your instructions, whether by Internet, by telephone, or by proxy card, must be completed prior to 1:00 a.m. Central

Daylight Time on Monday, May 16, 2011. You may not change your vote related to such plan shares after this deadline.

If you do not instruct the trustee how to vote, your plan shares will be voted by the trustee in the same proportion that it votes shares in other plan accounts for which it did receive timely voting instructions. The proportional voting policy is detailed under the terms of the plan and the trust agreement.

Q.	What if I return my proxy card or vote by Internet or phone but do not specify how I want to vote?

A.	If you are a stockholder of record and sign and return your proxy card or complete the Internet or telephone voting procedures, but do not specify how you want to vote your shares, we will vote them as follows:

• FOR the election of each of the director nominees.

• FOR the approval ratifying the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2011.

• FOR the approval, on an advisory basis, of the Company’s executive compensation.

• For the approval, on an advisory basis, of the frequency of say-on-pay on executive compensation EVERY YEAR.

Q:	Can I change my vote or revoke my proxy?

A:	If you are a stockholder of record, you can change your vote within the regular voting deadlines by voting again by telephone or on the Internet, executing and returning a later dated proxy, or attending the annual meeting and voting in person. If you are a stockholder of record, you can revoke your proxy by delivering a written notice of your revocation to our corporate secretary at One Williams Center, MD 47, Tulsa, Oklahoma 74172.

Q:	What shares are included on my proxy card?

A.	You will receive one proxy card for all the shares of common stock you hold in certificate form, in book-entry form, and in The Williams Investment Plus Plan.

If you hold your shares in street name, you will receive voting instructions for each account you have with a broker or bank.

Q.	How may I obtain directions to attend the meeting?

A.	If you need assistance with directions to attend the meeting, call us at 1-(800)-945-5426 or write us at The Williams Companies, Inc., One Williams Center, MD 47, Tulsa, Oklahoma 74172, Attn: Corporate Secretary.

Q:	What is the quorum requirement for the meeting?

A:	There must be quorum to take action at the meeting (other than adjournment or postponement of the meeting). A quorum will exist at the meeting if stockholders holding a majority of the shares entitled to vote at the annual meeting are present in person or by proxy. Stockholders of record who return a proxy or vote in person at the meeting will be considered part of the quorum. Abstentions are counted as “present” for determining a quorum. Uninstructed broker votes, also called “broker non-votes,” are also counted as “present” for determining a quorum so long as there is at least one matter that a broker may vote on without specific instructions from a beneficial owner. See “Will my shares held in street name be voted if I do not tell my broker how I want them voted?”

Q:	What is the voting requirement to approve each of the matters?

A:	Items 1-3 may be approved by a majority of the votes cast. Item 4 may be approved by a plurality of the votes cast. Other matters that may properly come before the annual meeting may require more than a majority vote under our bylaws, our Restated Certificate of Incorporation, the laws of Delaware, or other applicable laws.

Q:	How will the votes be counted?

A:	Abstentions from voting on the election of a director nominee will not be considered a vote cast with respect to that director’s election and therefore will not be counted in determining whether the director received a majority of the votes cast. Abstentions from voting on any other proposal will have the same effect as a vote against that proposal.

Broker non-votes (i.e., shares held by brokers or nominees that cannot be voted because the beneficial owner did not provide specific voting instructions) will be treated as not present and not entitled to vote.

Q:	Who will count the votes?

A:	A representative of Computershare will act as the inspector of elections and count the votes.

Q:	Where can I find the voting results of the meeting?

A:	We will announce the voting results at the meeting. We also will disclose the voting results in a Form 8-K within four business days after the annual meeting.

Q:	May I propose actions for consideration at the 2012 meeting of stockholders?

A:	Yes. For your proposal to be considered for inclusion in our proxy statement for the 2012 meeting, we must receive your written proposal no later than December 9, 2011. If we change the date of the 2012 meeting by more than 30 days from the anniversary of the date of this year’s meeting, then the deadline to submit proposals will be a reasonable time before we begin to print and mail our proxy materials. Your proposal, including the manner in which you submit it, must comply with SEC regulations regarding stockholder proposals.

If you wish to raise a proposal (including a director nomination) from the floor during our 2012 annual meeting of stockholders, we must receive a written notice of the proposal between January 20, 2012 and February 19, 2012. Your submission must contain the additional information required by our bylaws. Proposals should be addressed to our corporate secretary at One Williams Center, MD 47, Tulsa, Oklahoma 74172.

Q:	Who is paying for this proxy solicitation?

A:	Your proxy is solicited by the Board. We expect to solicit proxies in person, by telephone, or by other electronic means. We have retained MacKenzie Partners, Inc. to assist in this solicitation. We expect to pay MacKenzie Partners, Inc. an estimated $17,500 in fees, plus expenses and disbursements.

We also will pay the expenses of this proxy solicitation including the cost of preparing and mailing the proxy statement and accompanying proxy card. Such expenses may include the charges and expenses of banks, brokerage firms, and other custodians, nominees, or fiduciaries for forwarding proxy materials to beneficial owners of our common stock.

Q.	Are you “householding” for stockholders sharing the same address?

A.	The SEC’s rules permit us to deliver a single copy of this proxy statement and our 2010 Annual Report to an address shared by two or more stockholders. This method of delivery is referred to as “householding” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. We will deliver only one proxy statement and 2010 Annual Report to multiple registered stockholders sharing an address, unless we receive instructions to the contrary from one or more of the stockholders. We will still send each stockholder an individual proxy card.

If you would like to receive more than one copy of this proxy statement and our 2010 Annual Report, we will promptly send you additional copies upon request directed to our transfer agent, Computershare. You can call Computershare toll free at 1-800-884-4225. You can call the same phone number to notify us that you wish to receive a separate annual report or proxy statement in the future, or to request delivery of a single copy of any materials if you are receiving multiple copies now.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance

General

Our Board believes that strong corporate governance is critical to achieving our performance goals and to maintaining the trust and confidence of investors, employees, suppliers, business partners, regulatory agencies, and other stakeholders.

Corporate Governance Guidelines

Our Corporate Governance Guidelines provide a framework for the governance of Williams as a whole and also address the operation, structure, and practice of the Board and its committees. The Nominating and Governance Committee reviews these guidelines at least annually.

Strategic Planning

During the year, the Board meets with management to discuss and approve strategic plans, financial goals, capital spending, and other factors critical to successful performance. The Board also conducts a mid-year review of progress on objectives and strategies. During Board meetings, directors review key issues and financial performance. The Board meets privately with the Chief Executive Officer (“CEO”) six times per year and meets in executive session at each regular Board meeting and additionally as required. Further, the CEO communicates regularly with the Board on important business opportunities and developments. In 2010, the Board held one of its regularly scheduled meetings at one of our field locations to further educate the directors about our operations.

Board/Committee/Director Evaluations

The Board and each of its committees conduct annual self-assessments. In addition, the Nominating and Governance Committee evaluates each individual director annually.

Chief Executive Officer Evaluation and Management Succession

The Board and the CEO annually discuss and collaborate to set the CEO’s performance goals and objectives. The Board meets annually in executive session to assess the CEO’s performance. The Board maintains a process for planning orderly succession for the CEO and other executive officer positions and oversees executive officer development.

Board Leadership Structure

Pursuant to our Bylaws and Corporate Governance Guidelines the positions of Chairman of the Board and President and CEO may be held by the same or different persons. At this time, the Board believes that the Company and its stockholders are best served by a leadership structure in which an independent director serves as Chairman of the Board. In this regard, on October 12, 2010 effective January 3, 2011, the Board elected Alan S. Armstrong to serve as President and CEO of Williams and appointed Frank T. MacInnis to serve as Chairman of the Board. The Board believes that having an independent Chairman aids in the Board’s oversight of management and promotes communications among the Board, the CEO and other senior management. In addition, having a separate Chairman of the Board and CEO allows Mr. Armstrong to focus on his responsibilities in managing the Company during the transition to his new role as President and CEO.

The responsibilities of the Chairman of the Board include: (1) presiding over meetings of the Board and executive sessions of the independent directors; (2) overseeing the planning of the annual Board calendar and, in consultation with the CEO, scheduling and setting the agendas for meetings of the Board and its committees; (3) overseeing the appropriate flow of information to the Board; (4) acting as liaison between the independent directors and management; (5) assisting the Chairs of the various Board committees in preparing agendas for committee meetings; (6) chairing the Company’s Annual Meeting of Stockholders; (7) being available for consultation and communication with stockholders as appropriate; and (8) performing other functions and responsibilities referred to in the Corporate Governance Guidelines or requested by the Board from time to time. In addition, from time to time, the independent directors may designate an independent Lead Director who is available to assist the Chairman in fulfilling these responsibilities. W.R. Howell serves as Lead Director and will do so until his retirement from the Board at the annual meeting.

The Board believes that having an independent Chairman of the Board is the most appropriate leadership structure for the Board at this time. However, it has the flexibility to revise this structure in the future based upon the Board’s assessment of the Company’s needs and leadership from time to time. In this regard, the Board periodically reviews the Board structure and leadership as well as director succession planning.

Board Oversight of Williams’ Risk Assurance Process

We employ an annual risk assurance process that is designed to provide positive assurance to management and the Board that risks are effectively managed to enable achievement of strategic and operating objectives. The risk process is governed by the committees of the Board, our executive officers, and our risk subject matter experts. We utilize the Enterprise Risk Management (ERM) framework to identify the top risks to the Company considering our internal and external environments and objectives and to measure the likelihood of occurrence and potential impact of each risk. The Audit Committee annually reviews and provides feedback about the list of the top risks so identified. Such top risks are then further reviewed by the most appropriate Board committee. For example, the risk of “financial reporting and disclosure” is reviewed by the Audit Committee, the risk of “capital availability” is reviewed by the Finance Committee, and the risk of “ethics and compliance program” is reviewed by the Nominating and Governance Committee. Each Board committee annually considers a summary for each of its risks, including the definition, likelihood, and potential impact of each risk, the planned response to the risk, management’s assessment of the effectiveness of mitigation efforts, and a status report of any action required. For so long as any action is required for the planned response to a risk, such risk is reviewed at each committee meeting until management assesses the risk’s mitigation efforts as effective. Each committee provides feedback to management about the risk assurance process.

Executive Sessions of Non-Employee Directors

Non-Employee directors meet without management present at each regularly scheduled Board meeting. Additional meetings may be called by the Chairman in his discretion or at the request of the Board.

Director Independence

Our Corporate Governance Guidelines require that the Board make an annual determination regarding the independence of each of Williams’ directors. The Board made these determinations on January 20, 2011, based on an annual evaluation performed by and recommendations made by the Nominating and Governance Committee.

The Board has affirmatively determined that each of Mr. Cleveland, Dr. Cooper, Mr. Engelhardt, Mr. Granberry, Mr. Green, Ms. Hinshaw, Mr. Lorch, Mr. Lowrie, Mr. MacInnis, Ms. Stoney, and Ms. Sugg is an “independent director.” In addition, the Board affirmatively determined that W. R. Howell, who will retire in conjunction with the 2011 annual meeting, is an “independent director.” In so doing, the Board determined that each of these individuals met the “bright line” independence standards of the NYSE and our own director independence standards. In addition, the Board considered transactions and relationships between each director and any member of his or her immediate family on one hand, and Williams and its affiliates on the other, to confirm that those transactions and relationships do not vitiate the affected director’s independence. We discuss these relationships below.

Ms. Hinshaw is a director of Insituform Technologies, Inc., a company whose subsidiaries, Bayou Coating LLC, Bayou Companies LLC, Corrpro Canada Inc., and Corrpro Companies Inc. provide services to Williams. In determining that the relationship was not material, the Board considered these facts: the relationship arises only because Ms. Hinshaw is a director of Insituform, that she has no material interest in any transactions between the subsidiaries and Williams, and that she had no role in any such transactions.

Mr. Howell is a director of Deutsche Bank Trust Corporation and Deutsche Bank Trust Company Americas and a member of the America Advisory Board of Deutsche Bank AG. Deutsche Bank AG and Deutsche Bank Securities Inc. provide services to Williams. In determining that this relationship was not material, the Board considered these facts: the relationship arises only because Mr. Howell is a director of Deutsche Bank entities, that he has no material interest in any transaction between Deutsche Bank and Williams, and that he had no role in any such transactions.

Mr. Lorch is a director of HSBC Finance Corporation and HSBC North America Holdings Inc. HSBC Bank (USA) and HSBC Business Solutions provide services to Williams. In determining that the relationship was not material, the Board considered these facts: the relationship arises only because Mr. Lorch is a director of HSBC, that he has no material interest in any transactions between HSBC and Williams, and that he had no role in any such transactions.

Mr. MacInnis is a director of ITT, whose subsidiary Specialty Plastics, Inc. provides services to Williams. In determining that the relationship was not material, the Board considered these facts: the relationship arises only because Mr. MacInnis is a director of ITT, that he has no material interest in any transactions between the ITT subsidiary and Williams, and that he had no role in any such transactions.

Mr. MacInnis also serves as Chairman of the Board of EMCOR Group Inc. (“EMCOR”) where he was also Chief Executive Officer until his retirement on January 3, 2011. EMCOR and its subsidiaries Ohmstede Ltd, PPM Global Services Inc., and Wasatch Electric provide services to Williams. In determining that the relationship was not material, the Board considered the fact that Mr. MacInnis is no longer an executive officer of EMCOR, the relationship arises only because Mr. MacInnis is a director of EMCOR, that he has no material interest in any transactions between EMCOR and Williams, and payments made by Williams to EMCOR subsidiaries did not exceed the greater of $1 million or 2% of EMCOR’s consolidated gross revenues.

No member of our Board serves as an executive officer of any non-profit organization that has received contributions from Williams exceeding the greater of $1 million or 2% of such organization’s consolidated gross revenues in any single fiscal year of the preceding three years. Further, in accordance with our director independence standards, the Board determined that there were no discretionary contributions to a non-profit organization with which a director, or a director’s spouse, has a relationship that affects the director’s independence.

Steven J. Malcolm, the Company’s former Chairman of the Board, Chief Executive Officer, and President, was not and Mr. Armstrong, the current Chief Executive Officer and President and a director, is not independent, because of their roles as executive officers of the Company.

Transactions with Related Persons

The Board has adopted policies and procedures with respect to related person transactions as part of the Audit Committee charter. Any proposed related person transaction involving a member of the Board must be reviewed and approved by the full Board. The Audit Committee reviews proposed transactions with any other related persons, promoters, and certain control persons that are required to be disclosed in our filings with the SEC. If it is impractical to convene an Audit Committee meeting before a related person transaction occurs, the chair of the committee may review the transaction alone.

No director may participate in any review, consideration or approval of any related person transaction with respect to which such director or any of his or her immediate family members is the related person. The Audit Committee or its chair, or the Board, as the case may be, in good faith, may approve only those related person transactions that are in, or not inconsistent with, Williams’ best interests and the best interests of our stockholders. In conducting a review of whether a transaction is, or is not inconsistent with the best interest of Williams and its stockholders, the Audit Committee or its chair, or the Board, as the case may be, will consider the benefits of the transaction to the Company, the availability of other sources for comparable products or services, the terms of the transaction, the terms available to unrelated third parties and to employees generally, and the nature of the relationship between the Company and the related party, among other things. During 2010, there were no transactions that required review or approval by the Audit Committee or the full Board.

Majority Vote Standard

Our Board has adopted a majority vote standard for the election of directors in uncontested elections. Each of our directors has executed an irrevocable resignation that will become effective if he or she fails to receive a majority of the votes cast in an uncontested election and the Board accepts such resignation. If a director fails to receive the required votes for election, the Nominating and Governance Committee will act on an expedited basis to determine whether to accept the resignation. The Nominating and Governance Committee will then submit its recommendation for consideration by the Board. The Board will act on the recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results. The Board expects the director whose tendered resignation is under consideration to abstain from participating in any decision regarding that resignation. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s tendered resignation. If the Board accepts a director’s resignation, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or reduce the size of the Board.

Director Attendance at Annual Meeting of Stockholders

We have a policy that all Board members are expected to attend our annual meeting of stockholders. All of the then-current Board members attended the 2010 annual meeting of stockholders, except Mr. Lowrie.

Communications with Directors

Any stockholder or other interested party may communicate with our directors, individually or as a group, by contacting our corporate secretary or the Chairman of the Board. The contact information is maintained on the Investor page of our website at www.williams.com.

The current contact information is as follows:

The Williams Companies, Inc.
One Williams Center, MD 49
Tulsa, Oklahoma 74172
Attn: Chairman of the Board

The Williams Companies, Inc.
One Williams Center, MD 47
Tulsa, Oklahoma 74172
Attn: Corporate Secretary
Email: lafleur.browne@williams.com

Communications will be forwarded to the relevant director(s) except for solicitations or other matters not related to the Company.

Code of Ethics

We have adopted a code of ethics specific to the CEO, Chief Financial Officer, and Chief Accounting Officer, which was filed with the SEC as Exhibit 14 to our annual report on Form 10-K for the year ended December 31, 2003. In addition, we have adopted a code of business conduct that is applicable to all employees and directors.

How to Obtain Copies of our Governance-Related Materials

The following documents are available on our website at www.williams.com from the Corporate Responsibility/Corporate Governance tab.

•	Corporate Governance Guidelines,

•	Code of Ethics for Senior Officers,

•	Williams Code of Business Conduct, and

•	Charters for the Audit Committee, the Compensation Committee, the Finance Committee, and the Nominating and Governance Committee.

If you want to receive these documents in print, please send a written request to our corporate secretary at The Williams Companies, Inc., One Williams Center, MD 47, Tulsa, Oklahoma 74172.

Board and Committee Structure and Meetings

Board Meetings

Board members actively participate in Board and committee meetings. Generally, materials are distributed one week in advance of each regular Board meeting so that members can be prepared for the discussion.

The full Board met eleven times in 2010. Further, the non-employee directors met 6 times without the then Chairman of the Board and CEO present. Each director attended at least 75% of the aggregate of the Board and applicable committee meetings held in 2010.

Board Committees

The Board has four standing committees — Audit, Compensation, Finance, and Nominating and Governance. Each standing committee has a charter adopted by the Board. The standing committees report to the full Board at each regular Board meeting.

The Board elects each committee’s members and chair annually. The chart below shows the composition of the standing committees and the number of committee meetings in 2010.

Nominating
and
	Audit	Compensation	Finance	Governance
	Committee	Committee	Committee	Committee

Alan S. Armstrong
Joseph R. Cleveland	✓		✓
Kathleen B. Cooper		✓	✓
Irl F. Engelhardt	✓		✓
William R. Granberry		✓	✓
William E. Green	✓			✓
Juanita H. Hinshaw	✓		•
George A. Lorch		✓		✓
William G. Lowrie	•			✓
Frank T. MacInnis		✓		•
Janice D. Stoney		•		✓
Laura A. Sugg		✓	✓

Number of Meetings in 2010	11	7	7	6

•	= Chair

✓	= Committee Member

Audit Committee

Williams has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (“Exchange Act”). The Audit Committee:

•	appoints, evaluates, and approves the compensation of Ernst & Young LLP, our independent registered public accounting firm;

•	assists the Board in fulfilling its responsibilities for generally overseeing Williams’ financial reporting processes and the audit of Williams’ financial statements, including the integrity of Williams’ financial statements, Williams’ compliance with legal and regulatory requirements, and risk assessment and risk management;

•	reviews the qualifications and independence of the independent registered public accounting firm;

•	reviews the performance of Williams’ internal audit function and the independent registered public accounting firm;

•	reviews Williams’ earnings releases;

•	reviews transactions between Williams and related persons that are required to be disclosed in our filings with the SEC;

•	oversees investigations into complaints concerning financial matters;

•	reviews with the General Counsel, as needed, any actual and alleged violations of the Company’s code of conduct;

•	annually reviews its charter and performance; and

•	prepares the Audit Committee report for inclusion in the annual proxy statement.

The Board has determined that all members of the Audit Committee are “financially literate” as defined by the NYSE rules and that Ms. Juanita H. Hinshaw and Mr. Irl F. Engelhardt qualify as “audit committee financial experts” as defined by the rules of the SEC. No Audit Committee member serves on more than three public company audit committees.

Compensation Committee

The Compensation Committee oversees the design and implementation of strategic compensation programs for our executive officers that align the interests of our executive officers with those of our stockholders. The Compensation Committee’s key responsibilities include:

•	approving executive compensation philosophy, policies, and programs;

•	overseeing the material risks associated with compensation structure, policies, and programs;

•	recommending to the Board equity-based compensation plans;

•	recommending to the Board cash-based incentive compensation plans for the NEOs and other executives;

•	setting corporate goals and objectives for compensation for the NEOs and other executives;

•	evaluating the NEOs’ and certain other executives’ performance in light of those goals and objectives;

•	approving the NEOs’ and certain other executives’ compensation, including salary, incentive compensation, equity-based compensation, and any other remuneration;

•	approving, amending, modifying, or terminating, in its settlor (non-fiduciary) capacity, the terms of any benefit plan that does not require stockholder approval;

•	reviewing and revising (if necessary) annual succession and development plans for the positions of CEO and certain other executives;

•	reviewing and discussing with management and, based on the review and discussions, recommending to the Board the Compensation Discussion and Analysis required by the SEC for inclusion in the annual proxy statement and annual report on Form 10-K;

•	monitoring the executive officers’ compliance with Williams’ stock ownership policies; and

•	reviewing annually its charter and performance.

The Compensation Committee has authority under its charter to retain, approve fees for, and terminate advisors, consultants, and agents as it deems necessary to assist in the fulfillment of its responsibilities. The Compensation Committee reviews the total fees paid to its outside advisors to ensure that the advisors maintain objectivity and independence when rendering advice to the Committee. The Compensation Committee has selected and retained Frederic W. Cook & Co., an independent executive compensation consulting firm, to:

•	provide competitive market data and advice related to the CEO’s compensation level and incentive design;

•	review and evaluate management-developed market data and recommendations on compensation levels, incentive mix, and incentive design for NEOs and certain other executives (excluding the CEO);

•	develop the selection criteria and recommend comparator companies for executive compensation and performance comparisons; and

•	provide information on executive compensation trends and their implications to Williams.

Frederic W. Cook & Co. also provides competitive market data and advice to the Nominating and Governance Committee on non-employee director compensation. Frederic W. Cook & Co. does not provide any additional services to Williams. The independent compensation consultant reports to the chairs of the Compensation Committee and the Nominating and Governance Committee.

The Compensation Committee chair works with the Senior Vice President, Strategic Services and Administration, and Chief Administrative Officer (“CAO”) to determine the agenda for committee meetings. The CEO and the CAO are invited to attend the Compensation Committee meetings, though they leave the room during discussions of compensation actions that could affect them personally. Williams’ Human Resources department supports the Compensation Committee in its duties and, along with the CEO, may perform certain functions regarding compensation programs. For more information on the Compensation Committee, please see the Compensation Discussion and Analysis in this proxy statement.

Finance Committee

The Finance Committee oversees Williams’ finances. Among other tasks, this committee:

•	reviews and recommends to the Board Williams’ capital spending;

•	oversees Williams’ financial strategies, plans, and policies;

•	reviews and approves any amendments to Williams’ financing agreements; and

•	reviews annually its charter and performance.

Nominating and Governance Committee

The Nominating and Governance Committee:

•	develops and recommends to the Board director qualifications;

•	identifies and recommends to the Board director candidates;

•	reviews candidates recommended or nominated by stockholders;

•	recommends to the Board the individual, or individuals, to be the Chairman of the Board and the CEO;

•	reviews the CEO’s recommendations for individuals to be officers;

•	monitors significant developments in the regulation and practice of corporate governance;

•	reviews the size and composition of the Board and its committees and recommends to the Board any changes;

•	determines if a Lead Director shall be designated, and if so determined, recommend a director to serve as Lead Director;

•	conducts a preliminary review of director independence and the financial literacy and expertise of the Audit Committee members;

•	recommends assignments to the Board committees;

•	oversees and assists the Board in the review of the Board’s performance and reviews its own performance;

•	annually reviews each committee charter, the Corporate Governance Guidelines, the Code of Ethics for Senior Officers, and the Williams Code of Business Conduct;

•	oversees and reviews risks relating to Williams’ ethics and compliance programs and annually reviews the codes of conduct, Williams’ policies and procedures regarding compliance with these codes, and the results of the Code of Business Conduct and Ethics survey;

•	reviews, on an annual basis, the implementation and effectiveness of the Company’s ethics and compliance program with the General Counsel, and, as applicable, considers any actual and alleged violations of the codes of conduct, including any matters involving criminal or potential criminal conduct communicated by the General Counsel to the committee;

•	reviews stockholder proposals and recommends responses to the Board;

•	develops and monitors stock ownership guidelines for directors;

•	reviews annually the performance of individual directors; and

•	reviews and recommends to the Board compensation of non-employee directors.

Consideration of nominees.  The process for selecting a director nominee starts with a preliminary assessment of each candidate based upon his/her resume and other biographical and background information, and his/her willingness to serve. The Committee considers prior Williams Board performance and contributions for any director nominee who is a current or former Board member. A candidate’s qualifications are then evaluated against the criteria set forth in “Proposal 1 — Election of Directors,” as well as the specific needs of Williams at the time. Qualified candidates are interviewed by the Chairman of the Board and at least one member of the Nominating and Governance Committee. Candidates may then meet with other members of the Board and senior management. At the conclusion of this process, if the Board and senior management determine that the candidate will be a good fit, the Nominating and Governance Committee may appoint the candidate to the Board and recommend him or her for election by our stockholders at the next annual meeting.

The Nominating and Governance Committee uses the same process to evaluate all candidates regardless of the source of the nomination. The Committee has in the past and may in the future engage third party consultants to identify and evaluate potential director nominees, as it deems appropriate.

Stockholder nominations.  The Nominating and Governance Committee will consider written recommendations from stockholders for director nominations. If you wish to nominate a candidate, please forward the candidate’s name and a detailed description of the candidate’s qualifications, a document indicating the candidate’s willingness to serve, and evidence that you own Williams’ stock to: Corporate Secretary, One Williams Center, MD 47, Tulsa, Oklahoma 74172. A stockholder wishing to nominate a candidate must also comply with the notice and other requirements described above under the question “May I propose actions for consideration at the 2012 meeting of stockholders?”

PROPOSAL 1 — ELECTION OF DIRECTORS

Our restated certificate of incorporation provides that the Board must consist of between five and 17 members, with the actual number of directors at any time to be determined by the Board. Until 2009 our Board was divided into three classes and the members of each class were elected to serve a three-year term with the term of office for each class ending in consecutive years. At last year’s annual meeting, our stockholders approved amendments to our restated certificate of incorporation that provided for the phased-in elimination of the classification of our Board and the annual election of our directors. These amendments resulted in the directors at our 2011 annual meeting and thereafter being elected to one-year terms but did not shorten the term of any director elected at or prior to our 2010 annual meeting.

Four of the 2011 nominees for the office of director — Mr. Cleveland, Ms. Hinshaw, Mr. MacInnis, and Ms. Stoney — were elected in 2008 by Williams’ stockholders to a three-year term that expires this year. Ms. Sugg was first appointed to the Board in November 2010 after she expressed interest to the Nominating and Governance Committee to be considered for Board membership. Mr. Armstrong was appointed to the Board effective January 3, 2011 simultaneously with his promotion to Chief Executive Officer and President of the Company. Unless otherwise instructed, the individuals designated by the Board as proxies intend to vote to elect Mr. Armstrong, Mr. Cleveland, Ms. Hinshaw, Mr. MacInnis, Ms. Stoney, and Ms. Sugg. Should any of these nominees become unable for any reason to stand for election as a director, the designated proxies will vote to elect another nominee recommended by the Nominating and Governance Committee. Alternatively, the Board may choose to reduce its size. Mr. Malcolm served as Chairman of the Board until his retirement as a director on January 3, 2011. Mr. Howell has reached retirement age and is not standing for re-election.

Director and Nominee Experience and Qualifications.  At each of its regularly scheduled meetings, in satisfaction of our Corporate Governance Guidelines, the Nominating and Governance Committee evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future, given the Company’s current situation and strategic plans. The Nominating and Governance Committee seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the Board in such areas as geography, race, gender, ethnicity, and age. This assessment enables the Board to update (if necessary) the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve and change over time. For Board membership, the Nominating and Governance Committee considers the appropriate balance of experience, skills, and characteristics that best suits the needs of the Company and our stockholders. The Committee develops long-term Board succession plans to ensure that the appropriate balance is maintained.

The minimum qualifications and attributes that the Nominating and Governance Committee believes a director nominee must possess include:

•	an understanding of business and financial affairs and the complexities of a business organization.

•	genuine interest in Williams and in representing all of its stockholders.

•	a willingness and ability to spend the time required to function effectively as a director.

•	an open-minded approach and the resolve to make independent decisions on matters presented for consideration.

•	a reputation for honesty and integrity beyond question.

In evaluating the director nominees and in reviewing the qualifications and experience of the directors continuing in office, the Nominating and Governance Committee considered a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments, and experience in light of the needs of the Company. For incumbent directors, the factors also include past performance on the Board. Among other things, the Board has determined that it is important to have individuals with the following skills and experiences on the Board:

•	Industry Experience in the oil and natural gas business.

•	Financial Experience with which to evaluate our financial statements and capital investments.

•	Corporate Governance Experience to support our goals of greater transparency, accountability for management and the Board, and protection of stockholders interests.

•	Legal Experience is valuable to the Board oversight of the Company’s legal and regulatory compliance.

•	Public Policy and Government Experience is relevant to the Company as it operates in a highly regulated industry.

•	Operating Experience, which is relevant to the understanding of the Company’s operating plan and strategy.

•	Compensation Experience to help us attract, motivate and retain world class talent.

•	Technology Experience, which is relevant to understand the operations of the Company’s networking technology, data requirements, and security.

We have included below certain information about the nominees for election as directors as well as the directors who will continue in office after the annual meeting.

Alan S. Armstrong, Age 48 Director

Director since 2011. Mr. Armstrong became one of our directors and our Chief Executive Officer and President effective January 3, 2011. From February 2002 until January 2011, he was Senior Vice President — Midstream and acted as President of our Midstream business. From 1999 to February 2002, Mr. Armstrong was Vice President, Gathering and Processing for Midstream. From 1998 to 1999 he was Vice President, Commercial Development for Midstream. As of January 2011, Mr. Armstrong serves as Chairman of the Board and Chief Executive Officer of Williams Partners GP LLC, the general partner of Williams Partners L.P., where he was Senior Vice President — Midstream from February 2010, and Chief Operating Officer and a director from February 2005. He also serves as Chairman of the Board of Directors of Junior Achievement of Oklahoma, Inc., President of the Gas Processors Association, a member of the Board for the Natural Gas Supply Association, and Chairman of the University of Oklahoma College of Engineering Board of Visitors.

As our current Chief Executive Officer and due to his roles of increasing responsibilities in our Midstream business, Mr. Armstrong’s qualifications include industry, financial, public policy and government, and operating experience.

Joseph R. Cleveland, Age 66 Member – Audit Committee Member – Finance Committee

Director since 2008. Mr. Cleveland was the Chief Information Officer of Lockheed Martin Corporation (an advanced technology company) from 2001 to 2008. Mr. Cleveland was responsible for Lockheed Martin’s information technology vision, consolidating its resources, implementing e-commerce initiatives, leveraging economies of scale, and supporting its businesses. He was also President of Lockheed Martin Enterprise

Information Systems from 1995 to 2008. From 2001 to 2008, Mr. Cleveland served as a director of Exostar (a joint venture formed to support the supply chain and security requirements of the aerospace and defense industry). Prior to the merger of Lockheed and Martin Marietta in 1995, Mr. Cleveland was Vice President and General Manager of Martin Marietta Internal Information Systems. From 1982 to 1986, Mr. Cleveland held an international assignment as Managing Director of GE Medical Systems Operations in Radlett, England. Mr. Cleveland began his career in 1970 as a member of General Electric Medical Systems’ engineering department. Mr. Cleveland is a member of the board of Aerospace Industries Association, the Florida High Tech Corridor Committee, and the Metro Orlando Economic Development Commission, among other civic and charitable organizations.

As the former Chief Information Officer of Lockheed Martin Corporation, a former Vice President of Martin Marietta, and due to his multiple executive operating positions with G.E., Mr. Cleveland’s qualifications include operating and technology experience.

Juanita H. Hinshaw, Age 66 Member – Audit Committee Chair – Finance Committee

Director since 2004. Ms. Hinshaw is President and Chief Executive Officer of H&H Advisors (a financial consulting firm she founded in 2005). From 2000 to 2005 she was Senior Vice President and Chief Financial Officer of Graybar Electric Company (a distributor of electrical and communications products and provider of related supply chain management and logistics services), where she was responsible for the treasury, tax, auditing, and accounting areas. Ms. Hinshaw was a director of Graybar from 2000 to 2005. Prior to joining Graybar, she was with Monsanto Company (an agricultural company) for fifteen years, retiring as Monsanto’s Vice President and Treasurer in 1999. Ms. Hinshaw was a director of IPSCO (a supplier of steel products, tubular products, and coil processing services and products) from 2001 until the company was sold in 2007. Ms. Hinshaw is a director of Insituform Technologies Inc. (a provider of technologies and services for the rehabilitation of pipeline systems) and Synergetics USA, Inc. (which designs, manufactures, and markets instruments used for eye and neurosurgery).

As the President and Chief Executive Officer of a consulting firm, the former Senior Vice President and Chief Financial Officer of Graybar Electric Company, and the former Vice President and Treasurer of Monsanto Company, Ms. Hinshaw’s qualifications include financial and operating experience.

Frank T. MacInnis, Age 64 Chairman of the Board Member – Compensation Committee Chair – Nominating and Governance Committee

Director since 1998. Mr. MacInnis was named Chairman of our Board effective January 3, 2011. He is Chairman of the Board of EMCOR Group Inc. (an electrical and mechanical construction company and energy infrastructure service provider), where he also served as Chief Executive Officer from 1994 to 2010 and managed the reorganization and emergence from bankruptcy of its predecessor. Mr. MacInnis also is Chairman of the Board and Chief Executive Officer of ComNet Communications, LLC (a provider of turnkey voice, data, and video infrastructure support). From 1981 to 1984, Mr. MacInnis served as Chairman and Chief Executive Officer of H.C. Price Construction (a builder of large diameter oil and gas pipelines). He has managed construction and operations all over the world, including in Tehran, Baghdad, Bangkok, the United Arab Emirates, London, the United States, and Canada. Mr. MacInnis has a law degree, having graduated from the University of Alberta Law School in 1971. He is a director of ITT Corporation (a high-technology engineering and manufacturing company) and the Greater New York Chapter of the March of Dimes.

As the Chairman of our Board and of EMCOR’s, the former Chief Executive Officer of EMCOR Group Inc., and the current Chairman of the Board and Chief Executive Officer of ComNet Communications, LLC, Mr. MacInnis’ qualifications include industry, financial, corporate governance, legal, operating, and compensation experience.

Janice D. Stoney, Age 70 Chair – Compensation Committee Member – Nominating and Governance Committee

Director since 1999. Ms. Stoney served as Executive Vice President of US West Communications Group, Inc. from March 1991 until retiring in January 1993 after a 33-year career. Previously she served as the President, Consumer Division, of US West (the Denver-based parent company of Northwestern Bell Telephone Company, Mountain States Telephone & Telegraph Company, and Pacific Northwest Bell Telephone Company) from 1989 to 1991. Beginning in 1980, Ms. Stoney held officer positions at Northwestern Bell, including as its Chief Operating Officer and ultimately its President and Chief Executive Officer. Ms. Stoney was the 1994 Nebraska Republican nominee for the U.S. Senate. She served as a national vice-chair finance and the Nebraska chair finance for the Dole for President campaign in 1995 to 1996, and as a delegate to the 2000 and 2004 national Republican conventions. Ms. Stoney was a director of Gordmans (a chain of mid-western discount department stores) from 1998 to 2008, Bridges Investment Fund (a venture capital fund) from 1999 to 2006, and Swanson Corporation (a vending and food service corporation) from 1999 to 2006. Ms. Stoney has been a director of Whirlpool Corporation (a manufacturer of home appliances) since 1987. Through 22 years as a director in manufacturing, consumer products, retailing, and investment funds industries, Ms. Stoney has board experience with director searches, CEO and management succession, management development, executive compensation, and strategic planning. She has chaired compensation and audit committees for other entities. She has served on the Federal Reserve Bank, Tenth District, Omaha Branch and the Omaha Community Foundation.

As a former Executive Vice President of US West Communications Group, Inc., Chief Executive Officer of Northwestern Bell, and through her engagement in the political process, Ms. Stoney’s qualifications include corporate governance, public policy and government, operating, and compensation experience.

Laura A. Sugg, Age 50 Member – Compensation Committee Member – Finance Committee

Ms. Sugg retired from ConocoPhillips in April 2010, having served as President, Australasia Division, a position responsible for the profit & loss and growth responsibility of ConocoPhillip’s operations in Australia and East Timor. Ms. Sugg began her career in 1983 at Sohio Petroleum and joined Phillips Petroleum, now ConocoPhillips, in 1986 and performed various business development, human resources and operations roles. From 2003 to 2005, Ms. Sugg was ConocoPhillip’s General Manager E&P Human Resources, with responsibility for global compensation & benefits, leadership succession planning, and all HR functions for 10,000 worldwide employees in 16 countries. From 2002 to 2003, Ms. Sugg was a ConocoPhillip’s midstream executive responsible for profit & loss, health, safety and environment, and operations for its gas gathering, processing, and fractionation business in the U.S., Canada, and Trinidad. From 2000 to 2002, Ms. Sugg was Vice President Worldwide Gas for Phillips with responsibility for its global liquefied natural gas and coal bed methane business development and the profit & loss for its North American gas marketing operations. Ms. Sugg was a director of Mariner Energy, Inc. (an independent oil and gas exploration and production company) from November 2009 until its merger with Apache Corporation in November 2010. She is a member of the National Association of Corporate Directors and the Oklahoma State University Engineering Advisory Board.

As the former President, Australasia Division, General Manager E&P Human Resources, and midstream executive, each with ConocoPhillips, Ms. Sugg’s qualifications include industry, financial, operating, and compensation experience.

Board of Directors’ Recommendation: THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS NAMED IN PROPOSAL 1.

Directors Continuing in Office

Directors Whose Terms Expire at the Annual Meeting in 2012

Irl F. Engelhardt, Age 64, Class II Member – Audit Committee Member – Finance Committee

Director since 2005. Mr. Engelhardt has served as Chairman of Patriot Coal Corporation (a producer and marketer of coal in the eastern United States) since November 2007. He was Chairman of Peabody Energy Corporation (a private-sector coal company) or its predecessor companies from 1993 to 2007, and chief executive officer from 1990 through 2005. He was also co-Chief Executive Officer of The Energy Group (comprising Eastern Electricity in the United Kingdom, Peabody in the United States and Australia, and Citizens Power in the United States) from 1997 to 1998 and Chairman of Citizens Power (a power marketer, formerly a subsidiary of

Peabody) from 1998 to 2000. Mr. Engelhardt served as a director of Valero Energy Corporation (an independent petroleum refiner and marketer) from 2006 to 2010. He is a director of Patriot Coal and the former Chairman of The Federal Reserve Bank of St. Louis.

As Chairman of Patriot Coal Corporation, and former Chairman and Chief Executive Officer of Peabody Energy Corporation, Mr. Engelhardt’s qualifications include industry, financial, corporate governance, operating, and compensation experience.

William E. Green, Age 74, Class II Member – Audit Committee Member – Nominating and Governance Committee

Director since 1998. Mr. Green is the founder of William Green & Associates, a Palo Alto, California law firm, and has been with the firm since 1974. He is also the Vice President, General Counsel and Secretary of AIM Broadcasting, LLC. From 1971 to 1974, Mr. Green was Assistant General Counsel for Boise Cascade Corporation (which manufactures paper, corrugated containers, and wood products and distributes office products and building materials). From 1963 through 1971, Mr. Green was a member of the legal staff of Sybron Corporation (an equipment manufacturer for the brewing, chemical, food processing and dental equipment markets), serving as Associate Patent Counsel and Associate General Counsel. Mr. Green was employed by the Applied Research Laboratories of United States Steel Corporation as a chemist from 1957 to 1961 and as a patent coordinator from 1961 to 1963. He is a former trustee of Rochester Savings Bank. Mr. Green was Chairman of the City Planning Commission for Rochester, New York from 1966 to 1971 and a candidate for the New York State Assembly in 1968. Mr. Green is a director of Philanthropic Ventures, Inc., Ramsell Holding Corporation, Flowers Heritage Foundation, and Shiloh Energy Group Corporation.

As a member of the law firm Williams Green & Associates; Vice President, General Counsel and Secretary of AIM Broadcasting, LLC; and former Associate General Counsel for each of Boise Cascade Corporation and Sybron Corporation, Mr. Green’s qualifications include corporate governance and legal experience.

George A. Lorch, Age 69, Class II Member – Compensation Committee Member – Nominating and Governance Committee

Director since 2001. Mr. Lorch is Chairman Emeritus of Armstrong Holdings, Inc., the holding company for Armstrong World Industries, Inc. (a manufacturer and marketer of floors, ceilings, and cabinets). He was the Chief Executive Officer and President of Armstrong World Industries, Inc. from 1993 to 1994 and Chairman of the Board and Chief Executive Officer from 1994 to 2000. From May 2000 to August 2000 he was Chairman of the Board and Chief Executive Officer of Armstrong Holdings, Inc. Mr. Lorch has 37 years of sales and marketing experience at Armstrong, including 17 years experience as a head of operations, with responsibility for profit and loss statements, balance sheets, and stockholder relations. During his 21 years as a director in varied industries, Mr. Lorch has participated in CEO searches, succession planning, strategy development, takeover defense and offense, and director recruitment, and he has served on dozens of board committees. Mr. Lorch is Chairman of the Board of Pfizer, Inc. (a research-based pharmaceutical company) and a director of Autoliv, Inc. (a developer, manufacturer, and supplier of automotive safety systems); HSBC Finance Corporation and HSBC North America Holdings Inc., non-public, wholly-owned subsidiaries of HSBC LLC (a banking and financial services provider); and Masonite (a door manufacturer). Mr. Lorch also serves as an advisor to the Carlyle Group (a private equity firm).

As Chairman of Pfizer, Inc.’s board of directors and the former Chief Executive Officer and President of Armstrong World Industries, Inc., Mr. Lorch’s qualifications include financial, corporate governance, operating, and compensation experience.

Nominees for Director Whose Terms Will Expire at the Annual Meeting in 2013

Kathleen B. Cooper, Age 66, Class III Member – Compensation Committee Member – Finance Committee

Director since 2006. Dr. Cooper has served as Senior Fellow of the Tower Center for Political Studies at Southern Methodist University since August 2007. From 2005 to 2007, she was the Dean of the College of Business Administration at the University of North Texas. From 2001 to 2005, she was the Under Secretary for Economic Affairs at the U.S. Department of Commerce. Dr. Cooper was at Exxon Mobil Corporation (an international oil and gas company) from 1990 to 2001, serving as Chief Economist the entire time and adding the position of Manager, Economics & Energy Division, Corporate Planning in 1999. Dr. Cooper also acted as Chief Economist for Security Pacific Bank (1981 to 1990) and United Banks of Colorado (1971 to 1981). Dr. Cooper served as a founding director of Texas Security Bank from 2008 through January 2010. She has participated in numerous professional and community service organizations, including Harvard University’s Higher Education Leadership Forum, the Oxford Energy Forum, and the International Women’s Forum. She currently serves as vice chair of the National Bureau of Economic Research.

As Senior Fellow of the Tower Center for Political Studies at Southern Methodist University, former Under Secretary for Economic Affairs at the U.S. Department of Commerce, and former executive of a Fortune 500 energy company, Dr. Cooper’s qualifications include industry, financial, and public policy and government experience.

William R. Granberry, Age 68, Class III Member – Compensation Committee Member – Finance Committee

Director since 2005. Mr. Granberry has been a member of Compass Operating Company LLC (a small, private oil and gas exploration, development, and producing company) since October 2004. From 1999 to 2004, as an independent consultant, he managed investments and consulted with oil and gas companies. From 1996 to 1999,

Mr. Granberry was President and Chief Operating Officer of Tom Brown, Inc. (a public oil and gas company with exploration, development, acquisition, and production activities throughout the central United States). He has worked in the oil and gas industry in various capacities for 44 years, including as a manager of engineering at Amoco (a global energy company) and in executive positions for smaller independent energy companies. Mr. Granberry has served on committees and boards of industry organizations, including the Society of Petroleum Engineers, the American Petroleum Institute, and the Independent Producers Association of America. A start up Internet company, Just4Biz.com, where he served on the board of directors and as interim chief executive officer for periods in 2000 and 2001, filed for bankruptcy in May 2001. He is a director of Legacy Reserves GP, LLC (an independent acquirer and developer of oil and natural gas properties) and a trustee of Manor Park, Inc.

As a member of Compass Operating Company LLC, former President and Chief Operating Officer of Tom Brown, Inc., and with his varied experiences as an executive in the oil and gas industry, Mr. Granberry’s qualifications include industry, public policy and government, and operating experience.

William G. Lowrie, Age 67, Class III Chair – Audit Committee Member – Nominating and Governance Committee

Director since 2003. In 1999 Mr. Lowrie retired as Deputy Chief Executive Officer and director of BP Amoco PLC (a global energy company), where he spent his entire 33-year career. At Amoco, Mr. Lowrie held various positions of increasing responsibility, developing expertise in drilling, reservoir engineering, financial analysis of projects, and other skills related to the oil and natural gas exploration, production, and processing businesses. At various times in his Amoco tenure, Mr. Lowrie managed natural gas and natural gas liquids pipeline operations, hedging and other hydrocarbon price risk mitigation functions, international contract negotiations, petroleum product refining and marketing operations, environmental health and safety program design, and the development and execution of a process for managing capital investment projects. Mr. Lowrie also worked closely with all financial functions, internal and external auditors, and industry organizations such as the American Petroleum Institute. From 1995 to 1999, Mr. Lowrie served on the board of Bank One Corporation (now JP Morgan Chase), including on such board’s audit committee. He has attended the Executive Program at the University of Virginia. Mr. Lowrie is a director of The Ohio State University Foundation and a trustee of the South Carolina chapter of The Nature Conservancy.

As the former Deputy Chief Executive Officer of BP Amoco PLC, Mr. Lowrie’s qualifications include industry, financial, corporate governance, operating, and compensation experience.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of February 28, 2011 there were no beneficial holders of five percent or more of our common stock.

The following table sets forth, as of February 28, 2011, the number of shares of our common stock beneficially owned by each of our directors and nominees for directors, by the NEOs, and by all directors and executive officers as a group.

	Shares of
	Common Stock	Shares Underlying
	Owned Directly or	Options Exercisable		Percent
Name of Individual or Group	Indirectly(1)(2)	Within 60 Days(3)	Total	of Class(4)

Alan S. Armstrong	323,157	289,320	612,477	*
Donald R. Chappel	414,487	539,168	953,655	*
Joseph R. Cleveland	21,477	0	21,477	*
Kathleen B. Cooper	24,235	4,500	28,735	*
Irl F. Engelhardt	54,226	12,000	66,226	*
William R. Granberry	26,495	9,000	35,495	*
William E. Green	55,407	22,000	77,407	*
Ralph A. Hill	244,401	192,236	436,637	*
Juanita H. Hinshaw	30,186	15,000	45,186	*
W. R. Howell	79,813	40,000	119,813	*
George A. Lorch	69,305	43,631	112,936	*
William G. Lowrie	77,570	0	77,570	*
Frank T. MacInnis	73,307	40,000	113,307	*
Steve J. Malcolm(5)	1,141,666	1,523,965	2,665,631	*
Janice D. Stoney	61,244	40,000	101,244	*
Laura A. Sugg	3,023	0	3,023	*
Phillip D. Wright	434,960	421,403	856,363	*
All directors and executive officers as a group (22 persons)	3,770,236	3,647,380	7,417,616	1.26

*	Less than 1%.

(1)	Includes shares held under the terms of incentive plans as follows: Mr. Armstrong, 258,917 restricted stock units; Mr. Chappel, 270,224 restricted stock units; Mr. Hill, 229,274 restricted stock units and 632 shares in The Williams Investment Plus Plan; Mr. Malcolm, 428,893 restricted stock units and 927 shares in The Williams Investment Plus Plan; and Mr. Wright, 220,202 restricted stock units. Restricted stock units include both time-based and performance-based units and do not have voting or investment power. Shares held in The Williams Investment Plus Plan have voting and investment power.

(2)	Includes restricted stock units over which directors have no voting or investment power held under the terms of compensation plans as follows: Mr. Cleveland, 17,546; Dr. Cooper, 17,546; Mr. Engelhardt, 17,546; Mr. Granberry, 17,546; Mr. Green, 17,546; Ms. Hinshaw, 17,546; Mr. Lorch, 56,842; Mr. Lowrie, 17,546; Mr. MacInnis, 17,546; Ms. Stoney, 40,986; and Ms. Sugg, 3,023.

(3)	The SEC deems a person to have beneficial ownership of all shares that the person has the right to acquire within 60 days. The shares indicated represent stock options granted under our current or previous stock option plans that are currently exercisable or will become exercisable within 60 days of February 28, 2011. Shares subject to options cannot be voted.

(4)	Ownership percentage is reported based on 587,610,368 shares of common stock outstanding on February 28, 2011, plus, as to the holder thereof only and no other person, the number of shares (if any) that the person has the right to acquire as of February 28, 2011, or within 60 days from that date, through the exercise of all options and other rights.

(5)	Mr. Malcolm retired as Chairman of the Board, Chief Executive Officer, and President of the Company, effective January 3, 2011.

The following table sets forth, as of February 28, 2011, the number of shares of common units of Williams Partners L.P. beneficially owned by each of our directors and nominees for directors, by the NEOs, and by all directors and executive officers as a group.

	Shares of
	Common Units	Shares Underlying
	Owned Directly or	Options Exercisable		Percent
Name of Individual or Group	Indirectly	Within 60 Days(1)	Total	of Class(2)

Alan S. Armstrong(3)	20,000	0	20,000	*
Donald R. Chappel	22,584	0	22,584	*
Joseph R. Cleveland	2,000	0	2,000	*
Kathleen B. Cooper	0	0	0	*
Irl F. Engelhardt	0	0	0	*
William R. Granberry	0	0	0	*
William E. Green	1,239	0	1,239	*
Ralph A. Hill	4,292	0	4,292	*
Juanita H. Hinshaw	1,758	0	1,758	*
W. R. Howell	12,584	0	12,584	*
George A. Lorch	8,792	0	8,792	*
William G. Lowrie	8,821	0	8,821	*
Frank T. MacInnis	8,792	0	8,792	*
Steven J. Malcolm(4)	32,684	0	32,684	*
Janice D. Stoney	8,792	0	8,792	*
Laura A. Sugg	0	0	0	*
Phillip D. Wright	12,084	0	12,084	*
All directors and executive officers as a group (22 persons)	165,022	0	165,022	*

*	Less than 1%.

(1)	The SEC deems a person to have beneficial ownership of all shares that the person has the right to acquire within 60 days.

(2)	Ownership percentage is reported based on 289,844,576 shares of common units outstanding on February 28, 2011.

(3)	Represents 10,000 units held by the Shelly Stone Armstrong Trust dated August 10, 2004.

(4)	Mr. Malcolm retired as Chairman of the Board, Chief Executive Officer, and President, effective January 3, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and certain of its officers to file reports of their ownership of Williams common stock and of changes in such ownership with the SEC and the NYSE. Regulations also require Williams to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis. Based solely on a review of the copies of such reports furnished to the Company and written representations from certain reporting persons, we believe that all of our officers, directors, and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended December 31, 2010, except that, due to an administrative oversight, Ted T. Timmermans, Vice President, Controller & Chief Accounting Officer, filed one late Form 4 on August 17, 2010 with respect to the disposition of 6,500 shares of stock on August 3, 2010.

NAMED EXECUTIVE OFFICER PROFILES

The following individual executive profiles provide biographical information and summarize total targeted compensation for 2010 to our NEOs. These profiles are provided in addition to the detailed compensation tables required by the SEC.

Steven J. Malcolm
Former Chairman of the Board, Chief Executive Officer and President
Position held since September 2001.
Age: 62

Mr. Malcolm became Chairman of the Board in May 2002, Chief Executive Officer in January 2002, and President in September 2001. Mr. Malcolm retired from the Company effective January 3, 2011.

2010 Target Compensation1

Long-Term Incentives (LTI)
Performance-Based RSUs	$2,800,000
Stock Options	$2,800,000
Time-Based RSUs	$0
Annual Incentive Plan (AIP) at Target	$1,100,000
Base Pay	$1,100,000
Retirement Benefits
Pension (year over year change)	$31,116
Restoration Plan (year over year change)	$713,310
401(k) Company Match	$14,700

Payment Upon Termination
(As of December 31, 2010)

Voluntary Termination	$0
Termination with Cause	$0
Involuntary Termination without Cause	$7,483,155
Retirement	$13,128,419
Death or Disability	$13,128,419
Change in Control	$36,022,217

Stock Ownership Requirements

As of December 31, 2010, Mr. Malcolm’s ownership in our common stock exceeded the then required CEO ownership threshold of five times base salary.

1 Please note that 2010 Compensation reflects target pay and consists of annual base pay, AIP at target, and the targeted long-term incentive grant. These amounts will differ from the Summary Compensation Table. The retirement benefits are valued in the same manner shown in the Summary Compensation Table.

2010 Target Compensation Chart

Donald R. Chappel
Senior Vice President and Chief Financial Officer
Position held since April 2003.
Age: 59

Prior to joining Williams, Mr. Chappel held various financial, administrative, and operational leadership positions. Mr. Chappel is included in Institutional Investor magazine’s Best CFOs listing for 2011, 2010, 2008, 2007, and 2006. Mr. Chappel also serves as Chief Financial Officer and a director of Williams Partners GP LLC, the general partner of Williams Partners L.P. Mr. Chappel was Chief Financial Officer, from August 2007, and a director, from January 2008, of Williams Pipeline GP LLC, the general partner of Williams Pipeline Partners L.P., until its merger with Williams Partners L.P. in August 2010. Mr. Chappel is a director of SUPERVALU Inc. (a grocery and pharmacy company) and Energy Insurance Mutual Limited (an energy/utility industry sponsored mutual insurance company). Mr. Chappel also serves as a director of The Children’s Hospital Foundation at St. Francis and of Family & Children’s Services of Oklahoma.

2010 Target Compensation1

Long-Term Incentives (LTI)
Performance-Based RSUs	$700,000
Stock Options	$600,000
Time-Based RSUs	$700,000
Annual Incentive Plan (AIP) at Target	$459,000
Base Pay	$612,000
Retirement Benefits
Pension (year over year change)	$30,033
Restoration Plan (year over year change)	$195,506
401(k) Company Match	$14,700

Payment Upon Termination
(As of December 31, 2010)

Voluntary Termination	$0
Termination with Cause	$0
Involuntary Termination without Cause	$5,504,554
Retirement	$5,371,267
Death or Disability	$6,728,841
Change in Control	$14,991,971

Stock Ownership Requirements

As of December 31, 2010, Mr. Chappel’s ownership in our common stock exceeded the required NEO ownership threshold of three times base salary.

1 Please note that 2010 Compensation reflects target pay and consists of annual base pay, AIP at target, and the targeted long-term incentive grant. These amounts will differ from the Summary Compensation Table. The retirement benefits are valued in the same manner shown in the Summary Compensation Table.

2010 Target Compensation Chart

Ralph A. Hill
Senior Vice President, Exploration and Production
Position held since December 1998.
Age: 51

Mr. Hill acts as President of our Exploration and Production business. He was Vice President and General Manager of the Exploration and Production business from 1993 to 1998, as well as Senior Vice President and General Manager of Petroleum Services from 1998 to 2003. Mr. Hill has served as the Chairman of the Board and Chief Executive Officer of Apco Oil and Gas International Inc. (an international oil and gas exploration and production company with a focus on South America) since 2002. Mr. Hill has served as a director of Petrolera Entre Lomas S.A. (a hydrocarbon production and development company based in Argentina) since 2003. He also serves as a member of the board of directors of the Tulsa, Oklahoma division of the American Heart Association and has been a board member of numerous other nonprofit Boards. He joined Williams in June 1981 as a member of a management training program and has worked in numerous capacities within the Williams organization.

2010 Target Compensation1

Long-Term Incentives (LTI)
Performance-Based RSUs	$612,500
Stock Options	$525,000
Time-Based RSUs	$612,500
Annual Incentive Plan (AIP) at Target	$321,555
Base Pay	$494,700
Retirement Benefits
Pension (year over year change)	$65,096
Restoration Plan (year over year change)	$250,530
401(k) Company Match	$14,700

Payment Upon Termination
(As of December 31, 2010)

Voluntary Termination	$0
Termination with Cause	$0
Involuntary Termination without Cause	$4,600,481
Retirement	$4,479,062
Death or Disability	$5,646,219
Change in Control	$9,970,278

Stock Ownership Requirements

As of December 31, 2010, Mr. Hill’s ownership in our common stock exceeded the required NEO ownership threshold of three times base salary.

1 Please note that 2010 Compensation reflects target pay and consists of annual base pay, AIP at target, and the targeted long-term incentive grant. These amounts will differ from the Summary Compensation Table. The retirement benefits are valued in the same manner shown in the Summary Compensation Table.

2010 Target Compensation Chart

Alan S. Armstrong
Former Senior Vice President — Midstream
Position held since February 2002
Age: 48

Mr. Armstrong became one of our directors and our Chief Executive Officer and President effective January 3, 2011. From February 2002 until January 2011 he was Senior Vice President — Midstream and acted as President of our Midstream business. From 1999 to February 2002, Mr. Armstrong was Vice President, Gathering and Processing for Midstream. From 1998 to 1999 he was Vice President, Commercial Development for Midstream. As of January 2011, Mr. Armstrong serves as Chairman of the Board and Chief Executive Officer of Williams Partners GP LLC, the general partner of Williams Partners L.P., where he was Senior Vice President — Midstream from February 2010, and Chief Operating Officer and a director from February 2005. He also serves as Chairman of the Board of Directors of Junior Achievement of Oklahoma, Inc., President of the Gas Processors Association, a member of the Board for the Natural Gas Supply Association, and Chairman of the University of Oklahoma College of Engineering Board of Visitors.

2010 Target Compensation1

Long-Term Incentives (LTI)
Performance-Based RSUs	$595,000
Stock Options	$510,000
Time-Based RSUs	$595,000
Annual Incentive Plan (AIP) at Target	$321,555
Base Pay	$494,700
Retirement Benefits
Pension (year over year change)	$64,399
Restoration Plan (year over year change)	$208,915
401(k) Company Match	$14,700

Payment Upon Termination
(As of December 31, 2010)

Voluntary Termination	$0
Termination with Cause	$0
Involuntary Termination without Cause	$4,201,241
Retirement	$4,078,903
Death or Disability	$5,190,837
Change in Control	$9,267,393

Stock Ownership Requirements

As of December 31, 2010, Mr. Armstrong’s ownership in our common stock exceeded the required NEO ownership threshold of three times base salary. As newly promoted CEO, Mr. Armstrong’s ownership in our stock also exceeds the CEO ownership threshold that, newly effective for 2011, is six times base salary.

1 Please note that 2010 Compensation reflects target pay and consists of annual base pay, AIP at target, and the targeted long-term incentive grant. These amounts will differ from the Summary Compensation Table. The retirement benefits are valued in the same manner shown in the Summary Compensation Table.

2010 Target Compensation Chart

Phillip D. Wright
Senior Vice President — Corporate Development
Position held since February 2011.
Age: 55

From January 2005 to February 2011, Mr. Wright was Senior Vice President — Gas Pipeline and acted as President of our Gas Pipeline business. From October 2002 to January 2005, he served as Chief Restructuring Officer. From September 2001 to October 2002, Mr. Wright served as President and Chief Executive Officer of our subsidiary Williams Energy Services, LLC. Mr. Wright served as a director, Senior Vice President, and Chief Operating Officer of Williams Pipeline GP LLC, the general partner of Williams Pipeline Partners L.P from August 2007 until its merger with Williams Partners L.P. in 2010. He served as a director from April 2005 to October 2007 and as both a director and Senior Vice President — Gas Pipeline from February 2010 to February 2011 of Williams Partners GP LLC, the general partner of Williams Partners L.P. Mr. Wright is a director and the former Chairman of the Interstate Natural Gas Association of America. He is the former Chairman of the Association of Oil Pipelines of America. Mr. Wright serves on the Executive Committee and as a director of the Board of Trustees of the United Way of Greater Houston and is the First Vice Chairman of the Southern Gas Association.

2010 Target Compensation1

Long-Term Incentives (LTI)
Performance-Based RSUs	$595,000
Stock Options	$510,000
Time-Based RSUs	$595,000
Annual Incentive Plan (AIP) at Target	$331,500
Base Pay	$510,000
Retirement Benefits
Pension (year over year change)	$46,737
Restoration Plan (year over year change)	$219,204
401(k) Company Match	$14,700

Payment Upon Termination
(As of December 31, 2010)

Voluntary Termination	$0
Termination with Cause	$0
Involuntary Termination without Cause	$4,189,906
Retirement	$4,067,568
Death or Disability	$5,179,502
Change in Control	$9,461,403

Stock Ownership Requirements

As of December 31, 2010, Mr. Wright’s ownership in our common stock exceeded the required NEO ownership threshold of three times base salary.

1 Please note that 2010 Compensation reflects target pay and consists of annual base pay, AIP at target, and the targeted long-term incentive grant. These amounts will differ from the Summary Compensation Table. The retirement benefits are valued in the same manner shown in the Summary Compensation Table.

2010 Target Compensation Chart

COMPENSATION DISCUSSION AND ANALYSIS

Objective of Our Compensation Programs

The role of compensation is to attract and retain the talent needed to drive stockholder value and to help enable each of our businesses to meet or exceed financial and operational performance targets. Our compensation programs’ objective is to reward our NEOs and employees for successfully implementing our strategy to grow our business and create long-term stockholder value. To that end, we use relative and absolute Total Shareholder Return (“TSR”) to measure long-term performance, and Economic Value Added® (“EVA®”)1 to measure annual performance. We believe using both TSR and EVA® to incent and pay NEOs helps ensure that the business decisions made are aligned with the long-term interests of our stockholders.

Our Pay Philosophy

Our pay philosophy throughout the entire organization is to pay for performance, be competitive in the marketplace, and consider the value a job provides to the Company. Our compensation programs reward NEOs not just for accomplishing goals, but also for how those goals are pursued. We strive to reward the right results and the right behaviors while fostering a culture of collaboration and teamwork.

The principles of our pay philosophy influence the design and administration of our pay programs. Decisions about how we pay NEOs are based on these principles. The Compensation Committee (“Committee”) uses several different types of pay that are linked to both our long-term and short-term performance in the executive compensation programs. Included are long-term incentives, annual cash incentives, base pay, and benefits. The chart below illustrates the linkage between the types of pay we use and our pay principles.

	Long-term	Annual Cash
Pay Principles	Incentives	Incentives	Base Pay	Benefits

Pay should reinforce business objectives and values	✓	✓	✓
A significant portion of an NEO’s total pay should be variable based on performance	✓	✓
Incentive pay should balance long-term, intermediate, and short-term performance	✓	✓
Incentives should align interest of NEOs with stockholders	✓	✓
Pay opportunity should be competitive	✓	✓	✓	✓
A portion of pay should be provided to compensate for the core activities required for performing in the role			✓	✓
Pay should foster a culture of collaboration with shared focus and commitment to our Company	✓	✓

2010 Compensation Summary

In 2010, we continued to focus on creating stockholder value by delivering solid financial and operational performance. The effects of the economic recession during late 2008 and 2009 eased during 2010. Crude oil and natural gas liquids prices returned to attractive levels, but natural gas prices remained low. We continued to respond to the changing landscape and completed a number of significant business transactions as detailed on pages 34-35. We also took several actions, described below, to ensure that our executive pay program remains affordable and competitive in the current market and after market conditions improve.

2010 Pay Decisions

As indicated above, significant consideration was given to the need to balance our pay philosophy and practices with affordability and sustainability. We continued to grant long-term incentives in the form of performance-based restricted stock units (“RSUs”), stock options, and time-based RSUs in 2010 to emphasize our commitment to pay for performance. Continuing our past practice, the former CEO’s 2010 annual long-term incentive award did not include any time-based RSUs.

1  Economic Value Added® (EVA®) is a registered trademark of Stern, Stewart & Co.

Consistent with our commitment to provide a meaningful connection between pay and performance, we have granted performance-based RSUs to our NEOs since 2004. The performance-based RSUs granted in 2008 for the 2008-2010 performance period did not meet threshold targets set at the beginning of the period as a result of the global economic crisis. The challenging performance targets established in 2008 for the three-year performance period included economic assumptions that could not anticipate the significant decline in economic conditions. In accordance with the design of the awards, these awards were cancelled. This is the second consecutive year the performance-based RSUs were not earned. This resulted in each NEO losing a significant portion of pay that was targeted for 2007-2009 and 2008-2010. The following chart demonstrates the impact on Steven J. Malcolm, the company’s former CEO:

Year	Disclosed Value of Award(a)	Value Realized by CEO	% of Total Compensation(b)

2007	$2,731,000	$0	33%
2008	$2,906,309	$0	29%

(a)	The Disclosed Value reflects the amount disclosed for each performance-based RSU award in the Company’s Summary Compensation Table.

(b)	Reflects the grant date value disclosed in (a) above for the performance-based RSU award as a percentage of the total compensation reflected in the Summary Compensation Table.

The performance-based RSUs represented 33% and 29% respectively of Mr. Malcolm’s 2007 and 2008 total compensation disclosed in the Summary Compensation Table. During this time period, the majority of the Company’s comparator group of companies did not include performance-based restricted stock or restricted stock unit awards in their compensation program. This approach demonstrates Williams’ commitment to linking our pay package to long-term company performance and aligning it with the stockholder experience.

It is important to note that the Summary Compensation Table displays a value for equity awards on the date of grant. This approach does not reflect the actual realized value associated with equity award grants. While the grant date values make it appear that our NEOs’ pay has been fairly consistent in recent years, the value realized by our NEOs has significantly declined in recent years due to our pay for performance philosophy. As discussed above, performance-based RSUs represent a significant portion of our NEOs compensation. The performance targets established for the 2008 performance-based RSUs were based on economic assumptions that did not anticipate the significant decline in economic conditions. As an example, the Summary Compensation Table reflects nearly $5.7 million in overall equity awards for our former CEO, Steve Malcolm, in 2008. This represents 57% of his total value displayed on the Summary Compensation Table. Due to the performance-based RSUs referenced above and the performance of the stock option awards, Mr. Malcolm has not realized any value from these awards. This is a key differentiator for our pay program as Mr. Malcolm has not received any time-based restricted stock awards in recent years.

Each year, we set performance targets for our Annual Incentive Program (AIP) during the first quarter. The targets established in 2010 anticipated an improving economic environment and required significantly improved performance over 2009. While EVA® performance exceeded 2009 levels, the 2010 AIP results paid less than 2009 due to higher 2010 performance targets.

Our former CEO did not receive a base pay increase in 2009 or 2010. The remaining NEOs received a two percent base pay increase in 2010 after not receiving an increase in 2009.

Plan Design Decisions

The “Committee” regularly reviews our existing pay programs to ensure we are able to attract and retain the talent needed to deliver the strong financial and operating performance necessary to create stockholder value while ensuring our program effectively links pay to the performance of the Company. As part of this process, the Committee reached several important decisions. The Committee decided to continue awarding a significant portion of long-term incentive awards in the form of performance-based RSUs. The metric for these awards utilizes absolute and relative TSR. NEOs will earn their targeted performance-based RSUs for the 2010 to 2012 period only if we deliver real absolute TSR and also achieve solid TSR in relation to our comparator group of companies. While several companies in our industry utilize relative TSR as a long-term incentive metric, we believe it is important to impact the results by including the absolute TSR actually delivered to our stockholders. The majority of our comparator companies do not grant performance-based restricted stock or restricted stock unit awards. Our commitment to these awards combined with the utilization of both relative and absolute TSR metrics demonstrates our emphasis on linking pay to long-term performance and aligning our pay programs with the interest of stockholders.

The Committee also decided to grant the same mix of long-term incentives as in 2009. We continue to deliver a significant portion of equity in performance-based awards and stock options because these awards have the strongest alignment to stockholders. Shown below is the long-term incentive mix for 2010.

		Executive Officers
	CEO	(excluding CEO)

Performance-Based RSUs	50%	35%
Stock Options	50%	30%
Time-Based RSUs	0%	35%

As to our AIP, EVA® improvement remained the performance metric in 2010. The difficult economic and commodity price environment made establishing a target level of performance very challenging. In anticipation of an improving economic environment, the Committee approved a 2010 EVA® performance target that was substantially higher than targets established for 2009. The Committee also continued a decision reached in 2009 to require that the AIP performance necessary to move from threshold to target was doubled from 2008 levels. Likewise, the performance required to move from target to stretch was doubled from 2008 levels. This design attempts to keep the AIP as a meaningful performance incentive throughout the year while ensuring a payout significantly above target only occurs if we significantly exceed established performance targets.

The Committee also adopted a number of additional changes beginning in 2011. These changes address the Change in Control agreements, stock ownership guidelines and CEO perquisites. These changes include:

•	Eliminating excise tax gross-ups from the Change in Control agreements. Communication to executives will occur in 2011 and the elimination will occur in 2012.

•	Increasing the CEO’s stock ownership guideline from five-times base salary to six-times base salary.

•	Changing the CEO perquisites to eliminate a home security benefit and to no longer require the CEO to use a company aircraft for all air travel.

•	Amending the 2007 Incentive Plan to require a minimum three-year vesting period for all RSU awards and at least a portion of all stock option awards.

•	Adjusting the equity mix for Mr. Armstrong’s 2011 equity award. As the new CEO, he will receive 50% of his equity award in the form of performance-based RSUs, which is consistent with Mr. Malcolm’s recent awards. Recognizing Mr. Armstrong’s move into the CEO role, the Committee is providing 25% of his 2011 equity award in the form of time-based RSUs. This is intended to assist him in building stock ownership appropriate for his new role. The remaining 25% will be granted in the form of stock options.

The Committee also recommended an annual say-on-pay stockholder vote. While the stockholders will provide a non-binding vote regarding the frequency of the say-on-pay vote, the Committee believes an annual vote is consistent with its desire to engage and receive feedback from stockholders regarding our pay programs.

In addition to the Committee actions, the Nominating and Governance Committee also increased the Board of Director stock ownership guidelines from three-times the annual cash retainer to five-times the annual cash retainer.

As shown, we are actively working to ensure that our pay programs continue to be aligned with our pay philosophy, be affordable and competitive, drive and motivate performance, and align management and employees with our stockholders.

Mitigating Risk

Although no compensation-related risk was identified as a top risk for 2010, the approach to determine if there were adverse compensation risk was similar to the process detailed in the “Corporate Governance and Board Matters — Corporate Governance — Board Oversight of Williams’ Risk Assurance Process” section of this proxy statement. After this thorough review and analysis, it was determined that we do not have material adverse compensation-related risks. Our compensation plans are effectively designed and functioning to reward positive performance and motivate NEOs and employees to behave in a manner consistent with our stockholder interests, business strategies and objectives, ethical standards, and prudent business practices along with our Core Values & Beliefs that are the foundation on which we conduct business. Our Core Values & Beliefs can be found on our website at www.williams.com from the Who We Are tab. In fact, many elements of our executive pay program serve to mitigate excessive risk taking. For example:

•	Target Pay Mix: The target pay mix weighting to long-term incentives, annual cash incentives and base pay is consistent with comparator company practices and avoids placing too much value on any one element of compensation, particularly the annual cash incentive. The mix of our pay program is intended to motivate NEOs to consider the impact of decisions on stockholders in the short, intermediate, and long terms.

•	Annual Cash Incentive: Our annual cash incentive program does not allow for unlimited payouts. Cash incentive payments cannot exceed 250% of target levels.

•	Performance-based Awards:

—	To strengthen the relationship between pay and performance, our annual cash incentive and long-term incentive programs include performance-based awards. The entire annual cash incentive award is measured against performance targets, while a significant portion of the long-term equity awards provided to NEOs is in the form of performance-based RSUs and stock options. Performance-based RSUs have no value unless we achieve pre-determined three-year performance target thresholds. Stock options will have no value unless the stock price increases from the date of grant.

—	To drive a long-term perspective, all RSU awards vest at the end of three years rather than vesting ratably on an annual basis.

—	NEOs’ incentive compensation performance is measured at the enterprise level rather than on a business unit level to ensure a focus on the overall success of the Company.

•	Stock Ownership Guidelines — As discussed later in this Compensation Discussion and Analysis, all NEOs, consistent with their responsibilities to stockholders, must hold an equity interest in the Company equal to a stated percentage of their base pay.

•	Recoupment Policy — In the event we are required to restate our financial statements due to fraud or intentional misconduct, we have a recoupment policy that enables us to recover incentive-based compensation from NEOs.

Compensation Recommendation and Decision Process

Role of Management

In order to make pay recommendations, management provides the CEO with data from the annual proxy statements of companies in our comparator group along with pay information compiled from nationally recognized executive and industry related compensation surveys. The survey data is used to confirm that pay practices among companies in the comparator group are aligned with the market as a whole.

Role of the CEO

Before recommending base pay adjustments and long-term incentive awards to the Committee, our CEO reviews the competitive market information related to each of our other NEOs while also considering internal equity and individual performance.

For our annual cash incentive program, the CEO’s recommendation is based on EVA® attainment with a potential adjustment for individual performance. Individual performance includes business unit EVA® results for the business unit leaders, achievement of business goals, and demonstrated key leadership competencies (for more on leadership competencies, see the section entitled “Base Pay” in this Compensation Discussion and Analysis). The modifications made are fairly modest. For 2010 the adjustments made to all NEOs annual cash incentive awards were on average less than 5%.

Role of the Other NEOs

Our other NEOs have no role in setting compensation for any of the NEOs.

Role of the Compensation Committee

For all NEOs, except the CEO, the Committee reviews the CEO’s recommendations, supporting market data, and individual performance assessments. In addition, the Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc., reviews all of the data and advises on the reasonableness of the CEO’s pay recommendations.

For the CEO, the Board meets in executive session without management present to review the CEO’s performance. In this session, the Board reviews:

•	Evaluations of the CEO completed by the board members and the executive officers (excluding the CEO);

•	The CEO’s written assessment of his/her own performance compared with the stated goals;

•	EVA® performance of the Company relative to established targets as well as the financial and safety metrics presented as a supplement to EVA® performance.

The Committee uses these evaluations and competitive market information provided by its independent compensation consultant to determine the CEO’s long-term incentive amounts, annual cash incentive target, base pay, and any performance adjustments to be made to the CEO’s annual cash incentive payment.

Role of the Independent Compensation Consultant

Frederic W. Cook & Co., Inc. assists the Committee in determining or approving the compensation for our NEOs. Please refer to the section “Corporate Governance and Board Matters — Board and Committee Structure and Meetings — Compensation Committee” of this proxy statement for a discussion of the independent compensation consultant.

To assist the Committee in discussions and decisions about compensation for our CEO, the Committee’s independent compensation consultant presents competitive market data that includes proxy data from the approved comparator group and published compensation data, using the same surveys and methodology used for our other NEOs (described in the “Role of Management” section in this Compensation Discussion and Analysis). Our comparator group is developed by the Committee’s independent compensation consultant, with input from management, and is approved by the Committee.

2010 Comparator Group

How We Use Our Comparator Group

We refer to publicly available data showing how much our comparator group pays, as well as how that pay is divided among base pay, annual incentive, equity, and other forms of compensation. This allows the Committee to ensure competitiveness and appropriateness of proposed compensation packages. When setting pay, the Committee uses market median information of our comparator group, as opposed to market averages, to ensure that the impact of any unusual events that may occur at one or two companies during any particular year is diminished from the analysis. If an event is particularly unusual and surrounds unique circumstances, the data is completely removed from the assessment. The pay of one higher-paid CEO in our comparator group was not considered when determining pay for our CEO.

Composition of the Comparator Group

Each year the Committee reviews the prior year’s comparator group to ensure that it is still appropriate. We last made changes to this group for 2009. The 2008 group consisted of companies in the broader energy industry. In contrast, for 2009 and 2010 we focused more on companies that work in the same industry segment and reflect where we compete for business and talent. The new comparator group is smaller than our prior group in terms of revenue, assets, and market capitalization.

The 2010 comparator group includes the following 20 companies, which comprise a mix of both direct competitors and companies whose primary business was similar to at least one of our business segments. We typically aim for a comparator group of 15 to 25 companies so our comparisons will be valid.

						2009	2009
			2009 Business Lines		2009	Total	Market
Company Name	Ticker	E&P	Midstream	Pipeline	Revenue	Assets	Cap
					(Dollars in millions)

Anadarko Petroleum Corp	APC	X	X		8,210	50,123	30,748
Apache Corp	APA	X			8,574	28,186	34,711
Centerpoint Energy Inc	CNP		X	X	8,281	19,773	5,698
Chesapeake Energy Corp	CHK	X	X		7,702	29,914	16,762
Devon Energy Corp	DVN	X	X		8,015	29,686	32,832
Dominion Resources Inc	D	X		X	15,131	42,554	23,313
El Paso Corp	EP	X		X	4,631	22,505	6,894
EOG Resources Inc	EOG	X			4,238	18,119	24,569
EQT Corporation	EQT	X	X		1,270	5,957	5,750
Hess Corp	HES	X			29,614	29,465	19,797
Murphy Oil Corp	MUR	X			18,896	12,756	10,359
NiSource Inc	NI			X	6,649	19,272	4,255
Noble Energy Inc	NBL	X			2,143	11,807	12,464
Oneok Inc	OKE		X	X	11,112	12,828	4,720
Plains All-American Pipeline	PAA		X	X	18,520	12,358	7,195
Questar Corp	STR	X	X	X	3,038	8,898	2,339
Sempra Energy	SRE			X	8,106	28,512	13,827
Southern Union Co	SUG		X	X	2,179	8,075	2,809
Spectra Energy Corp	SE		X	X	4,552	24,079	13,270
XTO Energy Inc.	XTO	X	X

Company Count:	20	13	11	10

				25th Percentile	4,395.2	12,557.2	6,003.5
				Median	8,015.0	19,773.0	13,125.7
				75th Percentile	9,842.8	28,988.5	21,490.6

Williams Companies	WMB	X	X	X	8,255	25,280	12,290

				Percent Rank	64.6%	62.7%	49.5%

Note: XTO Energy Inc. was acquired by ExxonMobil and has been removed from the 2011 comparator group.

Characteristics of our Comparator Group

Companies in our comparator group have a range of revenues, assets, and market capitalization. Business consolidation and unique operating models today create some challenges in identifying comparator companies. Accordingly, we take a broader view of comparability to include organizations that are similar to us in some, but not all, respects. This results in compensation that is appropriately scaled and reflects comparable complexities in business operations.

The Pay Setting Process

Setting pay is an annual process that occurs during the first quarter of the year. The Committee completes a review to ensure that we are paying competitively, equitably and in a way that encourages and rewards performance.

The compensation data of our comparator group disclosed in proxy statements is the primary market data we use when benchmarking the competitive pay of our NEOs. Aggregate market data obtained from recognized third-party executive compensation survey companies (e.g. Towers Watson, Mercer, AonHewitt) is used to supplement and validate comparator group market data. Typically, the Committee is presented with a range of annual revenues of the companies whose data is included in the aggregate analysis provided by the third party survey, but does not know the identities of the specific companies included.

Although the Committee reviews relevant data as it designs compensation packages, setting pay is not an exact science. Since market data alone does not reflect the strategic competitive value of various roles within the Company, internal pay equity is also considered when making pay decisions. Because we take on an enterprise-wide perspective to promote collaboration and ensure our overall success, paying the NEOs equitably is important. Other considerations when making pay decisions for the NEOs include historical pay and tally sheets that include annual pay and benefit amounts, wealth accumulated over the past five years, and the total aggregate value of the NEOs’ equity awards and holdings.

When setting pay, we determine a target pay mix (distribution of pay among long-term incentives, annual incentives, base pay, and other forms of compensation) for the NEOs. The target pay mix for all NEOs can be found in the Named Executive Officer Profile section included in this proxy statement. Consistent with our pay-for-performance philosophy, the actual amounts paid, excluding benefits, are determined based on Company and individual performance. Because performance is a factor, the target and actual pay mix will vary specifically as it relates to the annual cash incentives.

Game Plan for Growth

Our goal is to grow our natural gas-based businesses in order to generate superior value for investors in Williams and Williams Partners L.P. (“Williams Partners”). The performance of our NEOs and other employees is measured by progress made towards these Game Plan for Growth goals. Individual adjustments within our annual cash incentive program are based on each NEO’s contributions to the Game Plan for Growth. The goals defined in our Game Plan for Growth include:

Invest in Growth

•	Enhance our relationships with customers so that we continue to grow our competitive advantage and earn recognition for the reliable service and value that is essential to their success.

•	Invest in our businesses in ways that grow EVA®, earnings, and cash flows for Williams and Williams Partners; meet our customers’ needs; and enhance our competitive position.

•	Pursue additional investment opportunities in new and emerging basins to capture significant, strategic, long-lived growth.

•	Expand our intellectual, operational, and leadership capacities so that we can successfully grow and develop high-performing employees and businesses.

Support our Growth

•	Comply with applicable laws and regulations.

•	Continuously improve our safety and environmental compliance performance in all of our operations.

•	Assess and manage risks effectively; take appropriate, well-considered risks in order to create value. Exercise financial discipline so that Williams’ and Williams Partners’ financial condition is strong and credit ratings are investment-grade.

Deliver the Growth

•	Achieve or exceed Williams’ EVA®, earnings, and cash flow goals. Also achieve attractive growth in value for Williams and Williams Partners investors.

•	Openly engage with communities, vendors, and other stakeholders crucial to our success so that we grow the competitive advantage we enjoy as a preferred partner.

•	Operate our business in a way that grows our reputation as a leader in environmental stewardship.

During 2010, we made significant strides toward achieving our Game Plan for Growth. The following are some of the most impactful 2010 accomplishments:

•	Completed the transformation of Williams Partners to a large diversified master limited partnership with reliable access to capital markets. This was accomplished through:

¡	Strategic asset drop-downs from Williams to Williams Partners

¡	The merger of Williams Partners and Williams Pipeline Partners L.P.

•	Completed significant asset acquisitions in the Marcellus basin. All of our businesses have a strategic presence in the Marcellus Shale allowing us to leverage the strengths of each business unit.

•	Invested $2.8 billion in drilling activity and acquisitions in our Exploration and Production business. This included $1.7 billion related to acquisitions in the Bakken and Marcellus Shale areas. The Bakken transaction creates more diversification in our Exploration and Production business by expanding the long-term crude oil portfolio.

•	Invested $1 billion in capital and investment expenditures in the midstream businesses and invested $473 million in capital expenditures in our gas pipelines business in 2010.

•	Expanded ownership of the Overland Pass Pipeline.

•	Maintained Williams’ investment grade credit rating while achieving an upgrade of Williams Partners to an investment grade credit rating.

•	In addition to continuing to expand our natural gas businesses and drive stockholder value, we were recognized for our efforts to make the Company a great place to work for our employees:

¡	The Houston Business Journal recognized Williams as a Best Place to Work in Houston among companies not based in Houston. This was the third year in a row Williams was recognized on the Best Place to Work in Houston list.

¡	Utah Business magazine named Williams as a finalist in its Best Companies to Work for program, where the Company was recognized as one of the four best medium-sized companies in Utah for the second year in a row.

¡	OKCBiz magazine recognized Williams on its Best Places to Work in Oklahoma list for the third year in a row.

¡	Tulsa Business Journal’s Economic Development Impact Awards recognized Williams as a finalist for the Best Workplace for Young Professionals.

How We Determine the Amount for Each Type of Pay

Long-term incentives, annual cash incentives, base pay, and benefits accomplish different objectives.

Long-Term Incentives

We award long-term incentives to reward performance and align NEOs with long-term stockholder interests by providing NEOs an ownership stake in the Company, encouraging sustained long-term performance, and providing an important retention element to their compensation program. Long-term incentives are provided in the form of equity and may include performance based RSUs, stock options, and time-based RSUs. Unlike the majority of our comparator companies, we award a significant portion of the annual long-term award in the form of performance-based RSUs. We believe this better aligns our NEOs interests with long-term stockholders by requiring that stated targets are met prior to earning these awards.

To determine the value for long-term incentives granted to an NEO each year, we consider the following factors:

•	the proportion of long-term incentives relative to base pay;

•	the NEO’s impact on Company performance and ability to create value;

•	long-term business objectives;

•	awards made to executives in similar positions within our comparator group of companies;

•	the market demand for the NEO’s particular skills and experience;

•	the amount granted to other NEOs in comparable positions at the Company;

•	the NEO’s demonstrated performance over the past few years; and

•	the NEO’s leadership performance.

The allocation of our long-term incentive program for 2010 is shown on page 30. The long-term incentive mix for the CEO differs from the mix for the other NEOs. Since the CEO has more opportunity to influence our financial results, the Committee considers it appropriate that 100% of his long-term incentives are directly tied to the performance of the Company’s stock price. Again in 2010, the CEO did not receive any time-based RSUs.

	CEO	Other NEOs

Performance-Based Restricted Stock Units	50%	35%
Stock Options	50%	30%
Time-Based RSUs	0%	35%

The primary objectives for each type of equity awarded are shown below. The size of the circles in the chart indicates how closely each equity type aligns with each objective.

2010 Performance-Based RSUs

Performance-based RSU awards further strengthen the relationship between pay and performance and over time will more closely link the long-term pay of our NEOs to the experience of our long-term stockholders. The performance-based RSUs awarded in 2010 will be earned only if we attain specific TSR targets.

We believe it is important to measure TSR on both an absolute and a relative basis. In absolute terms, we want to ensure we are delivering a responsible return to stockholders. Additionally, we believe awards should be influenced by how our TSR compares to the TSR of companies in our comparator group. Shown in the chart below are the absolute and relative TSR targets for the performance-based restricted stock unit awards for the 2010 to 2012 performance period and the continuum that will determine the resulting potential payout level:

2008 Performance-Based RSUs

The performance cycle for our 2008 performance-based RSUs ended in 2010. The following is a chart of the threshold, target, and stretch goals that were established in early 2008.

Payout Level as a % of Target
EVA®	(Attainment %)
(In millions)

$191	Threshold (where incentives start to be earned)
$299	100%
$407	200%

As discussed earlier in the Compensation Discussion and Analysis, we did not attain threshold performance during the three-year period as a result of the global economic crisis. No performance-based RSU awards that were granted in 2008 were paid out under this plan. This resulted in each NEO losing a significant portion of pay that was targeted for 2008-2010. The performance goals for this award were set during a less volatile time based on market guidance and expectations for our Company’s performance at that time.

Stock Option Awards

For recipients, stock options have value only to the extent the price of our common stock is higher on the date the options are exercised than it was on the date the options were granted. Most of the companies in our comparator group grant stock options to their NEOs.

Time-Based RSUs

We introduced time-based RSU grants in 2002, primarily to encourage NEOs to stay with the Company during a period of uncertainty and instability in our executive population. We continue to use this type of equity to retain executives and to facilitate stock ownership. The use of time-based RSUs is also consistent with the practices of our comparator group of companies. Most of the companies in our comparator group grant time-based RSUs to their NEOs.

Grant Practices

The Committee typically approves our annual equity grant in February or early March of each year shortly after the annual earnings release. The grant date for awards is on or after the date of such approval to ensure the market has time to absorb material information disclosed in the earnings release and reflect that information in the stock price. Our grant practices in 2010 were consistent with prior years.

Our program provides stock ownership guidelines for each of our NEOs, and each NEO currently exceeds these guidelines. The Committee has increased the stock ownership guideline for the CEO from five-times base salary to six-times base salary. Mr. Armstrong assumed this role on January 3, 2011 and exceeds the stock ownership guideline.

The grant date for off-cycle grants for individuals who are not NEOs, for reasons such as retention or new hires, is the first business day of the month following the approval of the grant. By using this consistent approach, we remove grant timing from the influence of the release of material information.

Annual Cash Incentives

We pay annual cash incentives to encourage and reward our NEOs for making decisions that improve our performance as measured by EVA®. EVA® measures the value created by a company. Simply stated, it is the financial return in a given period less the capital charge for that period. The calculation we use is as follows:

EVA®	=	Adjusted Net Operating Profits after Taxes (NOPAT)	Less	Adjusted Capital Charge (the amount of capital invested by Williams multiplied by the cost of capital)

Generating profits in excess of both operating and capital costs (debt and equity) creates EVA®. If EVA® improves, value has been created. The objectives of our EVA® -based incentive program are to:

•	Motivate and incent management to choose strategies and investments that maximize long-term stockholder value;

•	Offer sufficient incentive compensation to motivate management to put forth extra effort, take prudent risks and make tough decisions to maximize stockholder value;

•	Provide sufficient total compensation to retain management; and

•	Limit the cost of compensation to levels that will maximize the wealth of current stockholders without compromising the other objectives.

The EVA® Calculation

EVA® is first calculated as NOPAT less Capital Charge. Our incentive program allows for the Committee to make adjustments to EVA® calculations to reflect certain business events. After studying companies that utilize EVA® as an incentive measure, we determined that it is standard practice to make adjustments to EVA® calculations to create better alignment with stockholders.

When determining which adjustments are appropriate, we are guided by the principle that incentive payments should not result in unearned windfalls or impose undue penalties. In other words, we make adjustments to ensure NEOs are not rewarded for positive results they did not facilitate nor are they penalized for certain unusual circumstances outside their control. We believe the adjustments improve the alignment of incentives with stockholder value creation and ensure EVA® is an incentive measure that effectively encourages NEOs to take actions to create value for stockholders. The categories of potential adjustments to our EVA® calculation are:

•	Gains, losses, and impairments;

•	Mark-to-market, commodity price collar, and construction work-in-progress; and

•	Other unusual items that could result in unearned windfalls or undue penalties to NEOs such as certain litigation matters and natural disasters.

Management regularly reviews with the Committee a supplemental scorecard reflecting the Company’s segment profit, earnings per share, cash flow from operations, and safety to provide updates regarding the Company’s performance as well as to ensure alignment between these measures and EVA®. This scorecard provides the Committee with additional data to assist in determining final AIP awards. There is strong correlation between our EVA® performance and other metrics included on the supplemental scorecard.

The Committee’s independent compensation consultant annually compares our relative performance on various measures, including total stockholder return, earnings per share, and cash flow, with our comparator group of companies. The Committee also uses this analysis to validate the reasonableness of our EVA® results.

Annual Cash Incentives — Target

The starting point to determine annual cash incentive targets (expressed as a percent of base pay) is competitive market information, which gives us an idea of what other companies target to pay in annual cash incentives for similar jobs. We also consider the internal value of each job - i.e., how important the job is to executing our strategy compared to other jobs in the Company- before the target is set for the year. The annual cash incentive targets as a percentage of base pay for the NEOs in 2010 were as follows:

CEO	100%
CFO	75%
Other NEOs	65%

Annual Cash Incentives — Actual

For NEOs, the annual cash incentive program is funded when we attain an established level of EVA® performance. Applying EVA® measurement to this annual cash incentive process encourages management to make business decisions that help drive long-term stockholder value. To determine the funding of the annual cash incentive, we use the following calculation for each NEO:

Base Pay received in 2010	X	Incentive Target %	X	EVA® Goal Attainment %

Actual payments may be adjusted upwards to recognize individual performance that exceeded expectations, such as success toward our Game Plan for Growth and individual goals and successful demonstration of the leadership competencies discussed below. Payments may also be adjusted downwards if performance warrants.

How We Set the EVA® Goals

Setting the EVA® goals for the annual cash incentive program begins with internal budgeting and planning. This rigorous process includes an evaluation of the challenges and opportunities for the Company and each of our business units. The key steps are as follows:

•	Business and financial plans are submitted by the business units and consolidated by the corporate planning department.

•	The business and financial plans are reviewed and analyzed by the CEO, CFO, and other NEOs.

•	Using the plan guidance, Management establishes the EVA® goal and recommends it to the Committee.

•	The Committee reviews, discusses, and makes adjustments as necessary to management’s recommendations and sets the goal at the beginning of each fiscal year.

•	Thereafter, progress toward the goal is regularly monitored and reported to the Committee throughout the year.

2010 EVA® Goal for the Annual Cash Incentive Program

The attainment percentage of EVA® goals results in payment of annual cash incentives along a continuum between threshold and stretch levels, which corresponds to 0% through 250% of the NEO’s annual cash incentive target. The chart below shows the EVA® improvement goals for the 2010 annual cash incentive and the resulting payout level. It is important to note that setting the EVA® goal for 2010 was again challenging considering the uncertain economic and commodity price environment. The EVA® goal established in 2010 was more challenging than the 2009 EVA® goal, reflecting an anticipated improvement in economic conditions.

Payout Level as a % of Target
EVA®	(Attainment %)
(In millions)

Threshold
($563)	(where incentives start to be earned)
($347)	100%
($131)	200%

As noted, EVA® considers both financial earnings and a cost of capital in measuring performance. The two main components of EVA® are NOPAT and a charge for the cost of capital. EVA®, like other performance metrics, has been impacted by the economic environment. NOPAT improved from 2009, but fell slightly below the 2010 plan while the 2010 charge for the cost of capital was better than 2009 and better than plan. As a result of the NOPAT and capital charge changes, total EVA® improved significantly from 2009 but was only modestly above the 2010 plan target.

Based on EVA® performance relative to the established goals, the Committee certified performance results of ($337) million in EVA® and approved payment of the annual cash incentive program at 105% of target.

Base Pay

Base pay compensates the NEOs for carrying out the duties of their jobs, and serves as the foundation of our pay program. Most other major components of pay are set based on a relationship to base pay, including annual and long-term incentives, and retirement benefits.

Base pay for the NEOs, including the CEO, is set considering the market median, with potential individual variation from the median due to experience, skills, and sustained performance of the individual as part of our pay-for-performance philosophy. Performance is measured in two ways: through the “Right Results” obtained in the “Right Way.” Right Results considers the NEOs’ success in attaining their annual goals as they relate to the Game Plan for Growth, business unit strategies, and personal development plans. Right Way reflects the NEOs’ behavior as exhibited through our leadership competencies. The following table contains these competencies grouped within our five leadership areas.

	INSPIRE A			OPTIMIZE
MODEL THE	SHARED	CHAMPION	LEVERAGE	BUSINESS
WAY	VISION	INNOVATION	TALENT	PERFORMANCE

Caring About People	Enterprise Perspective	Change Leadership	Building Effective Teams	Business Acumen

Integrity	Vision and Strategic Perspective	Entrepreneurial Spirit	Communication	Customer and Market Focus

Loyalty and Commitment		Promoting Diversity and Creativity	Developing People Resources	Decision Making

		Willingness to Take Risks	Empowering Others	Drive for Results
			Managerial Courage	Functional/Technical Skills
Motivating and Inspiring Others

The ratio of 2010 base pay to the market median remained appropriate when we considered the current environment and the experience, skills, and sustained performance of the NEOs. The following chart includes the 2010 market ratio for the NEOs.

			2010 Base Pay
			as a % of
		% Increase	Market
Executive Officer	Position	from 2009	Median

Steven J. Malcolm	Former President & CEO	0%	105%
Donald R. Chappel	CFO	2%	107%
Ralph A. Hill	Senior Vice President - Exploration & Production	2%	102%
Alan S. Armstrong*	Senior Vice President - Midstream	2%	102%
Phillip D. Wright	Senior Vice President - Gas Pipelines	2%	105%

*	Reflects Mr. Armstrong’s base pay as a percent of market median for his 2010 role as Senior Vice President, Midstream.

Benefits

Consistent with our philosophy to emphasize pay for performance, our NEOs receive very few perquisites (perks) or supplemental benefits. They are as follows:

•	Retirement Restoration Benefits: NEOs participate in our qualified retirement program on the same terms as our other employees. We offer a retirement restoration plan to our NEOs to maintain a proportional level of pension benefits to our NEOs as provided to other employees. The Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), limits qualified pension benefits based on an annual compensation limit. For 2010, the limit was $245,000. Any reduction in an NEO’s pension benefit in the tax-qualified pension plan due to this limit is made up for (subject to a cap) in the unfunded restoration retirement plan. Benefits for NEOs are calculated using the same benefit formula as that used to calculate benefits for all employees in the qualified pension plan. The value of pay in the form of stock option or other equity is not used in the formula to calculate benefits under the pension plan or restoration plan for NEOs, which is consistent with the treatment for all employees. Additionally, we do not provide a nonqualified benefit related to our qualified 401(k) defined contribution retirement plan.

•	Financial Planning Allowance: We offer financial planning to provide expertise on current tax laws to assist NEOs with personal financial planning and preparations for contingencies such as death and disability. In addition, by working with a financial planner, NEOs gain a better understanding of and appreciation for the programs the Company provides, which helps to maximize the retention and engagement aspects of the dollars the Company spends on these programs.

•	Home Security: We paid 2010 home security system and monitoring fees for our former CEO. This perquisite will no longer be provided beginning in 2011.

•	Personal Use of Company Aircraft: We provide limited personal use of the Company aircraft at the CEO’s discretion. As shown in the footnotes to the 2010 Summary Compensation Table, the incremental cost associated with aircraft usage for personal reasons in 2010 was limited to Mr. Malcolm. The incremental cost to the Company of all trips was approximately $12,047. The CEO was required to use the Company aircraft for all air travel. This requirement has been eliminated and the CEO will no longer be required to use the Company aircraft for all air travel. The CEO will still have access to the Company aircraft for personal travel. Our policy for all other executive officers is to discourage personal use of the aircraft, but the CEO retains discretion to permit its use when he deems appropriate, such as when the destination is not well served by commercial airlines, personal emergencies, and the aircraft is not being used for business purposes.

•	Event Center: We have a suite and club seats at an event center that were purchased for business purposes. If it is not being used for business purposes, we make them available to all employees, including our NEOs, as a form of reward and recognition.

•	Executive Physicals: The Committee approved physicals for the NEOs beginning in 2009. NEO physicals align with our wellness initiative as well as assist in mitigating risk. NEO physicals reduce vacancy succession risk because they help to identify and prevent issues that would leave an NEO role vacated unexpectedly.

Additional Components of our Executive Compensation Program

In addition to establishing the pay elements described above, we have adopted a number of policies to further the goals of the executive compensation program, particularly with respect to strengthening the alignment of our NEOs’ interests with stockholder long-term interests.

Recoupment Policy

In 2008, the Committee approved a recoupment policy to allow the Company to recover incentive-based compensation from NEOs in the event we are required to restate our financial statements due to fraud or intentional misconduct. The policy provides the Board discretion to determine situations where recovery of incentive pay is appropriate.

Stock Ownership Guidelines

All NEOs must hold an equity interest in the Company.  The chart below shows the NEO stock ownership guidelines, which have been in effect since 2005.

	Holding Requirement as a
	multiple of Base Pay		Time Frame for
Position	2010	2011	Compliance

CEO	5	6	5 Years

NEO	3	3	5 Years

Annually the Committee reviews the guidelines for competitiveness and alignment with best practice and monitors the NEOs’ progress toward compliance. The Committee increased the CEO’s ownership guideline from five times base pay to six times base pay beginning in 2011. Shares owned outright and unvested performance-based and time-based RSUs count as owned for purposes of the program. Stock options are not included. An NEO or newly promoted CEO has five years after moving into his/her role to reach the ownership requirement. The Committee maintains discretion to modify the guidelines in special circumstances of financial hardship such as illness of the NEO or a family member.

Derivative Transactions

Our insider trading policy applies to transactions in positions or interests whose value is based on the performance or price of our common stock. Because of the inherent potential for abuse, Williams prohibits officers, directors, and certain key employees from entering into short sales or use of equivalent derivative securities.

Accounting and Tax Treatment

We consider the impact of accounting and tax treatment when designing all aspects of pay, but the primary driver of our program design is to support our business objectives. Stock options and performance-based RSUs are intended to satisfy the requirements for performance-based compensation as defined in Section 162(m) of the Internal Revenue Code and are therefore considered a tax deductible expense. Time-based RSUs do not qualify as performance-based and may not be fully deductible.

The annual cash incentive program satisfies the requirements for performance-based compensation as defined in Section 162(m) of the Internal Revenue Code and is therefore a tax deductible expense. For payments under our annual cash incentive program to be considered performance-based compensation under Section 162(m), the Committee can only exercise negative discretion relative to actual performance when determining the amount to be paid. In order to ensure compliance with Section 162(m), the Committee has established a target in excess of the maximum individual payout allowed to NEOs under our annual cash incentive program. Reductions are made each year and are not a reflection of the performance of the NEOs but rather ensure flexibility with respect to paying based upon performance.

Employment Agreements

We do not enter into employment agreements with our NEOs. We can remove an NEO when it is in the best interest of the Company.

Termination and Severance Arrangements

The NEOs are not covered under a severance plan. However the Committee may exercise judgment and consider the circumstances surrounding each departure and may decide a severance package is appropriate. In designing a severance package, the Committee takes into consideration the NEO’s term of employment, past accomplishments, reasons for separation from the Company, and competitive market practice. The only pay or benefits an employee has a right to receive upon termination of employment are those that have already vested or which vest under the terms in place when equity was granted.

Rationale for Change in Control Agreements

Our change in control agreements, in conjunction with the NEOs’ RSU agreements, provide separation benefits for our NEOs. Our program includes a double trigger for benefits and equity vesting. This means there must be a change in control and the NEO’s employment must terminate prior to receiving benefits under the agreement. While a double trigger for equity is not the competitive norm of our comparator group, this practice creates security for the NEOs but does not provide an incentive for the NEO to leave the Company. Our program is designed to encourage the NEOs to focus on the best interests of stockholders by alleviating their concerns about a possible detrimental impact to their compensation and benefits under a potential change in control, not to provide compensation advantages to NEOs for executing a transaction.

Our Committee reviews our change in control benefits annually to ensure they are consistent with competitive practice and aligned with our compensation philosophy. As part of the review, calculations are performed to determine the overall program costs to the Company if a change in control event were to occur and all covered NEOs were terminated as a result. An assessment of competitive norms including the reasonableness of the elements of compensation received is used to validate benefit levels for a change in control. In reviewing the change in control program in 2010 and 2011, the Committee concluded that certain changes to the benefits provided are appropriate. The Committee approved eliminating the excise tax gross-up provision from the change in control program. The Committee opted to provide a ‘best net’ provision providing our NEOs with the better of their after-tax benefit capped at the safe harbor amount or their benefit paid in full subjecting them to possible excise tax payments. Therefore, in 2011 we will provide the one year notice required by the NEOs’ change in control agreements in order to effect the change in 2012. After this provision is implemented, the Company will no longer provide additional compensation to address excise taxes. The Committee continues to believe that offering a change in control program is appropriate and critical to attracting and retaining executive talent and keeping them aligned with stockholder interests in the event of a change in control.

The following chart details the benefits received if an NEO were to be terminated or resigned for a defined good reason following a change in control as well as an analysis of those benefits as it relates to the Company, stockholders, and the NEO. Please also see the “Change in Control Agreements” section in this proxy statement for further discussion of our change in control program.

What does the
	benefit provide to	What does the
Change in Control	the Company and	benefit provide to
Benefit	stockholders?	the NEO?

Multiple of 3x base pay plus annual cash incentive at target	Encourages NEOs to remain engaged and stay focused on successfully closing the transaction.	Financial security for the NEO equivalent to three years of continued employment.
Accelerated vesting of stock awards	An incentive to stay during and after a change in control. If there is risk of forfeiture, NEOs may be less inclined to stay or to support the transaction.	The NEOs are kept whole, if they have a separation from service following a change in control.

Up to 18 months of medical or health coverage through COBRA	This is a minimal cost to the Company that creates a competitive benefit.	Access to health coverage.
3x the previous years retirement restoration allocation	This is a minimal cost to the Company that creates a competitive benefit.	May allow those NEOs who are nearing retirement to receive a cash payment to make up for lost allocations due to a change in control.

Reimbursement of legal fees to enforce benefit	Keeps NEOs focused on the Company and not concerned about whether the acquiring company will honor commitments after a change in control.	Security during a non-stable period of time.
Outplacement assistance	Keeps NEOs focused on supporting the transaction and less concerned about trying to secure another position.	Assists NEOs in finding a comparable executive position.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussions with management, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2010.

By the members of the Compensation Committee of the Board of Directors:

— Janice D. Stoney, Chair
— Kathleen B. Cooper
— William R. Granberry
— W. R. Howell
— George A. Lorch
— Frank T. MacInnis
— Laura A. Sugg

EXECUTIVE COMPENSATION AND OTHER INFORMATION

2010 Summary Compensation Table

The following table sets forth certain information with respect to the compensation of the NEOs earned during fiscal years 2010, 2009, and 2008.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
Name and Principal				Stock	Option	Incentive Plan	Compensation	All Other
Position(1)	Year	Salary(2)	Bonus	Awards(3)	Awards(4)	Compensation(5)	Earnings(6)	Compensation(7)	Total

Steven J. Malcolm	2010	$1,100,000	$—	$2,936,283	$1,902,806	$1,276,378	$744,426	$43,805	$8,003,698
Former Chairman,	2009	1,142,308	—	2,116,863	2,846,407	1,903,360	1,399,796	71,100	9,479,835
President & Chief	2008	1,094,231	—	2,906,309	2,789,127	2,000,000	1,201,514	56,134	10,047,315
Executive Officer

Donald R. Chappel	2010	610,154	—	1,436,882	407,743	559,052	225,539	16,320	3,255,690
Senior Vice President -	2009	623,077	—	1,242,734	618,783	765,047	383,380	16,320	3,649,341
Chief Financial Officer	2008	597,115	—	2,114,349	651,405	780,008	330,531	15,744	4,489,152

Ralph A. Hill	2010	493,208	—	1,257,287	356,777	384,479	315,626	16,304	2,823,681
Senior Vice President -	2009	503,654	—	1,056,319	525,969	566,473	427,867	37,786	3,118,068
Exploration &	2008	480,962	—	1,606,867	495,071	579,633	363,151	30,371	3,556,055
Production

Alan S. Armstrong	2010	493,208	—	1,221,327	346,584	425,314	273,314	16,304	2,776,051
Senior Vice President -	2009	503,654	—	994,187	495,029	567,308	293,795	16,271	2,870,244
Midstream	2008	480,962	—	1,268,581	390,840	580,884	273,091	15,371	3,009,729

Phillip D. Wright	2010	508,461	—	1,221,327	346,584	381,646	265,941	16,352	2,740,311
Senior Vice President -	2009	519,231	—	994,187	495,029	561,642	419,915	22,320	3,012,324
Gas Pipelines	2008	497,692	—	1,268,581	390,840	557,418	381,705	10,820	3,107,056

(1)	Name and Principal Position. On January 3, 2011 Mr. Malcolm retired as Chairman, President, and Chief Executive Officer of the Company. Mr. Armstrong, Senior Vice President — Midstream, succeeded Mr. Malcolm as President and Chief Executive Officer on January 3, 2011.

(2)	Salary. Mr. Malcolm did not receive a salary increase in 2009 or 2010. All other NEOs did not receive a salary increase in 2009 and received a 2% increase in 2010. The increase in 2009 salary was due to a payroll timing issue resulting in a 27th bi-weekly paycheck being issued in the calendar year.

(3)	Stock Awards. Awards were granted under the terms of the 2007 Incentive Plan and include time-based and performance-based RSUs. Amounts shown are the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The assumptions used to value the stock awards can be found in our Annual Report on Form 10-K for the year-ended December 31, 2010. Mr. Malcolm had no outstanding time-based RSUs.

The potential maximum values of the performance-based RSUs, subject to changes in performance outcomes, are as follows:

2010 Performance-Based
RSU Maximum potential

Steven J. Malcolm	$5,872,566
Donald R. Chappel	1,468,141
Ralph A. Hill	1,284,639
Alan S. Armstrong	1,247,897
Phillip D. Wright	1,247,897

(4)	Option Awards. Awards are granted under the terms of the 2007 Incentive Plan and include non-qualified stock options. Amounts shown are the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The assumptions used to value the option awards can be found in our Annual Report on Form 10-K for the year-ended December 31, 2010.

(5)	Non-Equity Incentive Plan. The maximum annual incentive pool funding for NEOs is 250% of target and the incentive reserve has been eliminated, beginning in 2009. Any existing reserve balance for NEOs will continue to be at risk and will be paid if the threshold performance target is met or the balance will be reduced if threshold is not met in accordance with previous plan provisions. Threshold performance was met in 2009 and 2010 and a portion of the respective reserve balance was paid to each NEO each year.

The annual cash incentive and reserve amounts paid in 2011 as it relates to 2010 performance are as follows:

			Amount of	Total AIP plus
	Reserve	AIP	Reserve	Reserve
	Balance	for 2010	Paid in 2011	for 2010

Steven J. Malcolm	$242,756	$1,155,000	$121,378	$1,276,378
Donald R. Chappel	60,103	529,000	30,052	559,052
Ralph A. Hill	72,958	348,000	36,479	384,479
Alan S. Armstrong	74,628	388,000	37,314	425,314
Phillip D. Wright	63,293	350,000	31,646	381,646

(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings. The amount shown is the aggregate change from December 31, 2009 to December 31, 2010 in the actuarial present value of the accrued benefit under the qualified pension and supplemental plan. Please refer to the “Pension Benefits” table for further details of the present value of the accrued benefit. The underlying benefit programs have been consistent during the time period displayed. The primary reason for the fluctuation in the change in present value during this time is due to the use of updated discount rates and conversion rates.

(7)	All Other Compensation. Amounts shown represent payments made on behalf of the NEOs and includes life insurance premium, a 401(k) matching contribution, and perquisites (if applicable). Perquisites include financial planning services, mandated annual physical exam, home security monitoring for the CEO and personal use of the Company aircraft. The incremental cost method was used to calculate the personal use of the Company aircraft. The incremental cost calculation includes such items as fuel, maintenance, weather and airport services, pilot meals, pilot overnight expenses, aircraft telephone and catering. The amount of perquisites for Mr. Malcolm is included because the aggregate amount exceeds $10,000.

		Annual		Company
	Financial	Physical	Home	Aircraft
	Planning	Exam	Security	Personal Usage

Steven J. Malcolm	$15,000	$0	$438	$12,047

(A) The company did not incur any additional charges for Mr. Malcolm’s mandatory physical exam, other than what was covered by the regular benefit plan, as is available to all employees.

Notable Items

The Compensation Committee considers the compensation of CEOs from similarly-sized comparator companies when setting Mr. Malcolm’s pay. It is the competitive norm for CEOs to be paid more than other NEOs. In addition, the Compensation Committee believes the difference in pay between the CEO and other NEOs is consistent with our compensation philosophy (summarized in the Compensation Discussion and Analysis), which considers the external (market) and internal value of each job to the Company along with the incumbent’s experience and performance of the job in setting pay. The CEO’s job is different from the other NEOs because the CEO has ultimate responsibility for performance results and is accountable to the Board and stockholders. Consequently, the Compensation Committee believes it is appropriate for the CEO’s pay to be higher.

Mr. Chappel’s base pay, annual cash incentive target and long-term incentive amounts for 2010 are higher than other NEOs (other than the CEO) because of the impact of his role and market data. Because Mr. Chappel directly interfaces with stockholders and has greater accountability to stockholders, his pay is greater than that of the other NEOs, excluding the CEO.

Grants of Plan Based Awards

The following table sets forth certain information with respect to the grant of stock options, RSUs and awards payable under the Company’s annual cash incentive plan during the last fiscal year to the NEOs.

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise	Grant Date
								Number	Number of	or Base	Fair Value
		Estimated Future Payouts Under			Estimated Future Payouts Under			of Shares	Securities	Price of	of Stock
	Grant	Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards			of Stock	Underlying	Option	and Option
Name	Date	Threshold	Target	Maximum	Threshold	Target(2)	Maximum	or Units(3)	Options(4)	Awards	Awards

Steven J. Malcolm	2/23/2010	$121,378	$1,221,378	$2,871,378					271,055	$21.22	$1,902,806
	2/23/2010				—	140,492	280,984				2,936,283

Donald R. Chappel	2/23/2010	30,052	487,667	1,174,090					58,083	21.22	407,743
	2/23/2010				—	35,123	70,246				734,071
	2/23/2010							35,123			702,811

Ralph A. Hill	2/23/2010	36,479	357,064	837,941					50,823	21.22	356,777
	2/23/2010				—	30,733	61,466				642,320
	2/23/2010							30,733			614,967

Alan S. Armstrong	2/23/2010	37,314	357,899	838,776					49,371	21.22	346,584
	2/23/2010				—	29,854	59,708				623,949
	2/23/2010							29,854			597,379

Phillip D. Wright	2/23/2010	31,646	362,146	857,896					49,371	21.22	346,584
	2/23/2010				—	29,854	59,708				623,949
	2/23/2010							29,854			597,379

(1)	Non-Equity Incentive Awards. Awards from the 2010 AIP are shown.

•	Threshold: Because one-half of the AIP reserve balance from prior years is payable in 2011 upon meeting threshold performance, one-half of the NEO’s reserve balance is shown.

•	Target: The amount shown is based upon an EVA® attainment of 100%, plus one-half of the existing AIP reserve balance.

•	Maximum: The maximum amount the NEOs can receive is 250% of their AIP target, plus one-half of the AIP reserve balance.

(2)	Represents performance-based RSUs granted under the 2007 Incentive Plan. Performance-based RSUs can be earned over a three-year period only if the established performance target is met and the NEO is employed on the certification date, subject to certain exceptions such as the executive’s death or disability. These shares will be distributed no earlier than the third anniversary of the grant date other than due to a termination upon a change in control. If performance plan goals are exceeded, the NEO can receive up to 200% of target. If plan goals are not met, the NEO can receive as little as 0% of target.

(3)	Represents time-based RSUs granted under the 2007 Incentive Plan. Time-based units vest three years from the grant date of 2/23/2010 on 2/23/2013.

(4)	Represents stock options granted under the 2007 Incentive Plan. Stock options granted in 2010 become exercisable in three equal annual installments beginning one year after the grant date. One-third of the options vested on 2/23/2011. Another one-third will vest on 2/23/2012, with the final one-third vesting on 2/23/2013. Once vested, stock options are exercisable for a period of 10 years from the grant date.

Outstanding Equity Awards

The following table sets forth certain information with respect to the outstanding equity awards held by the NEOs at the end of 2010.

	Option Awards						Stock Awards
										Equity	Equity
										Incentive	Incentive
				Equity						Plan Awards:	Plan Awards:
				Incentive						Number of	Market or
				Plan Awards:					Market	Unearned	Payout Value
		Number of	Number of	Number of				Number of	Value of	Shares,	of Unearned
		Securities	Securities	Securities				Shares or	Shares or	Units of	Shares, Units
		Underlying	Underlying	Underlying				Units of	Units of	Stock or	or Other
		Unexercised	Unexercised	Unexercised	Option			Stock That	Stock That	Other Rights	Rights That
	Grant	Options (#)	Options (#)	Unearned	Exercise	Expiration	Grant	Have Not	Have Not	That Have	Have Not
Name	Date(1)	Exercisable	Unexercisable	Options	Price	Date	Date	Vested	Vested	Not Vested	Vested(4)

Steven J. Malcolm	2/23/2010	—	271,055		21.22	2/23/2020	2/23/2010(3)			140,492	$3,472,962
	2/23/2009	169,429	338,858		10.86	2/23/2019	2/23/2009(3)			288,401	7,129,273
	2/25/2008	144,927	72,464		36.50	2/25/2018	2/25/2008(3)			82,192	2,031,786
	2/26/2007	200,000	—		28.30	2/26/2017
	3/3/2006	250,000	—		21.67	3/3/2016
	2/25/2005	225,000	—		19.29	2/25/2015
	2/5/2004	300,000	—		9.93	2/5/2014
	2/11/2002	200,000	—		15.86	2/11/2012
	9/19/2001	33,333	—		26.79	9/19/2011
	4/2/2001	27,232	—		39.98	4/2/2011
	1/18/2001	114,373	—		34.77	1/18/2011

Donald R. Chappel	2/23/2010	—	58,083		21.22	2/23/2020	2/23/2010(2)			35,123	868,241
	2/23/2009	36,832	73,665		10.86	2/23/2019	2/23/2010(3)			35,123	868,241
	2/25/2008	33,848	16,924		36.50	2/25/2018	2/23/2009(2)			73,145	1,808,144
	2/26/2007	48,450	—		28.30	2/26/2017	2/23/2009(3)			73,145	1,808,144
	3/3/2006	41,921	—		21.67	3/3/2016	2/25/2008(2)			19,911	492,200
	2/25/2005	55,000	—		19.29	2/25/2015	2/25/2008(3)			39,822	984,400
	2/5/2004	75,000	—		9.93	2/5/2014
	4/16/2003	175,000	—		5.10	4/16/2013

Ralph A. Hill	2/23/2010	—	50,823		21.22	2/23/2020	2/23/2010(2)			30,733	759,720
	2/23/2009	31,307	62,616		10.86	2/23/2019	2/23/2010(3)			30,733	759,720
	2/25/2008	25,724	12,863		36.50	2/25/2018	2/23/2009(2)			62,173	1,536,917
	2/26/2007	43,605	—		28.30	2/26/2017	2/23/2009(3)			62,173	1,536,917
	3/3/2006	30,488	—		21.67	3/3/2016	2/25/2008(2)			15,132	374,063
	2/25/2005	40,000	—		19.29	2/25/2015	2/25/2008(3)			30,264	748,126
	1/18/2001	22,875	—		34.77	1/18/2011

Alan S. Armstrong	2/23/2010	—	49,371		21.22	2/23/2020	2/23/2010(2)			29,854	737,991
	2/23/2009	29,466	58,932		10.86	2/23/2019	2/23/2010(3)			29,854	737,991
	2/25/2008	20,308	10,155		36.50	2/25/2018	2/23/2009(2)			58,516	1,446,516
	2/26/2007	33,915	—		28.30	2/26/2017	2/23/2009(3)			58,516	1,446,516
	3/3/2006	24,136	—		21.67	3/3/2016	2/25/2008(2)			11,946	295,305
	2/25/2005	40,000	—		19.29	2/25/2015	2/25/2008(3)			23,893	590,635
	2/5/2004	55,000	—		9.93	2/5/2014
	11/27/2002	10,000	—		2.58	11/27/2012
	5/16/2002	7,917	—		15.71	5/16/2012
	2/11/2002	12,500	—		15.86	2/11/2012
	1/18/2001	14,297	—		34.77	1/18/2011

Phillip D. Wright	2/23/2010	—	49,371		21.22	2/23/2020	2/23/2010(2)			29,854	737,991
	2/23/2009	29,466	58,932		10.86	2/23/2019	2/23/2010(3)			29,854	737,991
	2/25/2008	20,308	10,155		36.50	2/25/2018	2/23/2009(2)			58,516	1,446,516
	2/26/2007	33,915	—		28.30	2/26/2017	2/23/2009(3)			58,516	1,446,516
	3/3/2006	24,136	—		21.67	3/3/2016	2/25/2008(2)			11,946	295,305
	2/25/2005	40,000	—		19.29	2/25/2015	2/25/2008(3)			23,893	590,635
	2/5/2004	55,000	—		9.93	2/5/2014
	11/27/2002	75,000	—		2.58	11/27/2012
	2/11/2002	70,000	—		15.86	2/11/2012
	9/19/2001	17,500	—		26.79	9/19/2011
	1/18/2001	9,803	—		34.77	1/18/2011

Stock Options

(1)	The following table reflects the vesting schedules for associated stock option grant dates for awards that had not been 100% vested as of December 31, 2010:

Grant Date	Vesting Schedule	Vesting Dates

2/23/2010	One-third vests each year for three years	2/23/2011, 2/23/2012, 2/23/2013
2/23/2009	One-third vests each year for three years	2/23/2010, 2/23/2011, 2/23/2012
2/25/2008	One-third vests each year for three years	2/25/2009, 2/25/2010, 2/25/2011

Stock Awards

(2)	The following table reflects the vesting dates for associated time-based restricted stock unit award grant dates:

Grant Date	Vesting Schedule	Vesting Dates

2/23/2010	100% vests in three years	2/23/2013
2/23/2009	100% vests in three years	2/23/2012
2/25/2008	100% vests in three years	2/25/2011

(3)	All performance-based RSUs are subject to attainment of performance targets established by the Compensation Committee. These awards will vest no earlier than the end of the performance period and therefore do not have a specific vesting date. The awards included on the table are outstanding as of December 31, 2010.

(4)	Values are based on a closing stock price of $24.72 on December 31, 2010.

Option Exercises and Stock Vested

The following table sets forth certain information with respect to options exercised by the NEO and stock that vested during fiscal year 2010:

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise	Exercise	Vesting	Vesting

Steven J. Malcolm	475,000	$10,096,083	—	$—
Donald R. Chappel	—	—	19,069	410,746
Ralph A. Hill	—	—	17,162	369,669
Alan S. Armstrong	—	—	13,349	287,537
Phillip D. Wright	—	—	13,349	287,537

Mr. Malcolm did not receive any time-based restricted stock awards in 2007 and did not have any stock awards vest in 2010. Mr. Malcolm was the only NEO to exercise stock option awards in 2010 and exercised options granted in 2002.

The Compensation Committee determines pay based on a target total compensation amount. While the Compensation Committee reviews tally sheet and wealth accumulation information on each NEO, thus far amounts realized from previous equity grants have not been a material factor when the Committee determines pay. How much compensation the NEOs actually receive is significantly impacted by the stock market performance of the Company’s shares.

Retirement Plan

The retirement plan for the Company’s executives consists of two plans: the pension plan and the retirement restoration plan as described below. Together these plans provide the same level of benefits to our executives as the pension plan provides to all other employees of the Company. The retirement restoration plan was implemented to address the annual compensation limit of the Internal Revenue Code.

Pension Plan

Our executives who have completed one year of service participate in our pension plan on the same terms as our other employees. Our pension plan is a noncontributory, tax qualified defined benefit plan (with a cash balance design) subject to the Employee Retirement Income Security Act of 1974, as amended.

Each year, participants earn compensation credits that are posted to their cash balance account. The annual compensation credits are equal to the sum of a percentage of eligible pay (base pay and certain bonuses) and a percentage of eligible pay greater than the social security wage base. The percentage credited is based upon the participant’s age as shown in the following table:

	Percentage of		Percent of Eligible Pay Greater
Age	Eligible Pay		than the Social Security Wage Base

Less than 30	4.5%	+	from 1	% to 1.2%
30-39	6%	+	2%
40-49	8%	+	3%
50 or over	10%	+	5%

For participants who were active employees and participants under the plan on March 31, 1998, and April 1, 1998, the percentage of eligible pay is increased by 0.3% multiplied by the participant’s total years of benefit service earned as of March 31, 1998.

In addition, interest is credited to account balances quarterly at a rate determined annually in accordance with the terms of the plan.

The monthly annuity available to those who take normal retirement is based on the participant’s account balance as of the date of retirement. Normal retirement age is 65. Early retirement eligibility begins at 55. At retirement, participants may choose to receive a single-life annuity (for single participants) or a qualified joint and survivor annuity (for married participants) or they may choose one of several other forms of payment having an actuarial value equal to that of the relevant annuity.

Retirement Restoration Plan

The Internal Revenue Code limits pension benefits based on the annual compensation limit that can be accrued in tax-qualified defined benefit plans, such as our pension plan. Any reduction in an executive’s pension benefit accrual due to these limits will be compensated, subject to a cap, under an unfunded top hat plan — our retirement restoration plan.

The elements of compensation that are included in applying the payment and benefit formula for the retirement restoration plan are the same elements that are used, except for application of a cap, in the base pension plan for all employees. The elements of pay included in that definition are total base pay, including any overtime, base pay-reduction amounts, and cash bonus awards, if paid (unless specifically excluded under a written bonus or incentive-pay arrangement). Specifically excluded from the definition are severance pay, cost-of-living pay, housing pay, relocation pay (including mortgage interest differential), taxable and non-taxable fringe benefits, and all other extraordinary pay, including any amounts received from equity compensation awards.

With respect to bonuses, annual cash incentives are considered in determining eligible pay under the pension plan. Long-term equity compensation incentives are not considered.

Pension Benefits

The following table sets forth certain information with respect to the actuarial present value of the accrued benefit as of December 31, 2010 under the qualified pension plan and retirement restoration plan:

		Number of		Payments
		Years Credited	Present Value of	During Last
Name	Plan Name	Services	Accrued Benefit(1)	Fiscal Year

Steven J. Malcolm(2)(3)	Pension Plan	27	$829,307	—
	Retirement Restoration Plan	27	5,497,857	—
Donald R. Chappel(3)	Pension Plan	8	245,359	—
	Retirement Restoration Plan	8	1,319,741	—
Ralph A. Hill	Pension Plan	27	586,869	—
	Retirement Restoration Plan	27	1,321,013	—
Alan S. Armstrong	Pension Plan	25	420,570	—
	Retirement Restoration Plan	25	925,523	—
Phillip D. Wright(3)	Pension Plan	22	522,254	—
	Retirement Restoration Plan	22	1,404,473	—

(1)	The primary actuarial assumptions used to determine the present values include an annual interest credit to normal retirement age equal to 5% and a discount rate equal to 5.29% for the pension plan and discount rate equal to 5.1% for the retirement restoration plan.

(2)	By retiring prior to age 65, Mr. Malcolm is eligible to receive an enhanced retirement based on his Rule of 55 eligibility. The Rule of 55 is a transition benefit that was provided to all employees meeting the eligibility criteria at the time the Company’s pension plan was converted from a final average pay formula to a cash balance formula. To be eligible for the Rule of 55 enhancement an employee’s age and years of service at the time of the cash balance conversion in 1998 must have totaled 55.

(3)	Mr. Malcolm, Mr. Chappel, and Mr. Wright are the only NEOs eligible to retire as of 12/31/2010.

Nonqualified Deferred Compensation

We do not provide nonqualified deferred compensation for any of our NEOs or other employees.

Change in Control Agreements

We have entered into change in control agreements with each of our NEOs to facilitate continuity of management if there is a change in control of the Company. The provisions of such agreements are described below. The definitions of words in quotations are also provided below.

If during the term of a change in control agreement, a “change in control” occurs and (i) the employment of any NEO is terminated other than for “cause,” “disability,” death or a “disqualification disaggregation” or (ii) an NEO resigns for “good reason,” such NEO is entitled to the following:

•	Within 10 business days after the termination date:

—	Accrued but unpaid base salary, accrued earned but unpaid cash incentive, accrued but unpaid paid time off, and any other amounts or benefits due but not paid (lump sum payment);

•	On the first business day following six months after the termination date:

—	Prorated annual bonus for the year of separation through the termination date (lump sum payment);

—	A severance amount equal to three times his/her base salary as of the termination date plus an annual bonus amount equal to his/her target percentage multiplied by his/her base salary in effect at the termination date as if performance goals were achieved at 100% (lump sum payment);

—	An amount equal to three times the total allocations made by Williams for the NEO in the preceding calendar year under our retirement restoration plan (lump sum payment);

—	An amount equal to the sum of the value of the unvested portion of the NEO’s accounts or accrued benefits under the Company’s 401K plan that would have otherwise been forfeited (lump sum payment);

•	Continued participation in the Company’s medical benefit plans for so long as the NEO elects coverage or 18 months from the termination, whichever is less, in the same manner and at the same cost as similarly situated active employees;

•	All restrictions on stock options held by the NEO will lapse, and the options will vest and become immediately exercisable;

•	All restricted stock will vest and will be paid out only in accordance with the terms of the respective award agreements;

•	Continued participation in the Company’s directors’ and officers’ liability insurance for six years or any longer known applicable statute of limitations period;

•	Indemnification as set forth under the Company’s bylaws; and

•	Outplacement benefits for six months at a cost not exceeding $25,000.

In addition, each NEO is generally entitled to receive a gross-up payment in an amount sufficient to make him/her whole for any federal excise tax on excess parachute payments imposed under Section 280G and 4999 of the Internal Revenue Code or any similar tax under any state, local, foreign or other law (other than Section 409A of the

Internal Revenue Code). However, in reviewing the change in control agreements in 2010 and 2011, our Compensation Committee approved eliminating this excise tax gross-up provision. The Compensation Committee opted to provide a ‘best net’ provision providing our NEOs with the better of their after-tax benefit capped at the safe harbor amount or their benefit paid in full subjecting them to possible excise tax payments. Therefore, in 2011 we will provide the one year notice required by the NEOs’ change in control agreements in order to effect the change in 2012. After this change is implemented, the Company will no longer provide additional compensation to address excise taxes.

If an NEO’s employment is terminated for “cause” during the period beginning upon a change of control and continuing for two years or until the termination of the agreement, whichever happens first, the NEO is entitled to accrued but unpaid base salary, accrued earned but unpaid cash incentive, accrued but unpaid paid time off, and any other amounts or benefits due but not paid (lump sum payment).

The agreements with our NEOs use the following definitions:

“Cause” means an NEO’s

•	conviction of or a plea of nolo contendere to a felony or a crime involving fraud, dishonesty or moral turpitude;

•	willful or reckless material misconduct in the performance of his/her duties that has an adverse effect on Williams or any of its subsidiaries or affiliates;

•	willful or reckless violation or disregard of the code of business conduct of Williams or the policies of Williams or its subsidiaries; or

•	habitual or gross neglect of his/her duties.

Cause generally does not include bad judgment or negligence (other than habitual neglect or gross negligence); acts or omissions made in good faith after reasonable investigation by the NEO or acts or omissions with respect to which the Board could determine that the NEO had satisfied the standards of conduct for indemnification or reimbursement under the Company’s bylaws, indemnification agreement, or applicable law; or failure (despite good faith efforts) to meet performance goals, objectives, or measures for a period beginning upon a change of control and continuing for two years or until the termination of the agreement, whichever happens first. An NEO’s act or failure to act (except as relates to a conviction or plea of nolo contendere described above), when done in good faith and with a reasonable belief after reasonable investigation that such action or non-action was in the best interest of Williams or its affiliate or required by law shall not be Cause if the NEO cures the action or non-action within 10 days of notice. Furthermore, no act or failure to act will be Cause if the NEO acted under the advice of Williams’ counsel or required by the legal process.

“Change in control” means:

•	Any person or group (other than an affiliate of Williams or an employee benefit plan sponsored by Williams or its affiliates) becomes a beneficial owner, as such term is defined under the Exchange Act, of 20% or more of the Company’s common stock or 20% or more of the combined voting power of all securities entitled to vote generally in the election of directors (“Voting Securities”), unless such person owned both more than 75% of common stock and Voting Securities, directly or indirectly, in substantially the same proportion immediately before such acquisition;

•	The Williams directors as of a date of the agreement (“Existing Directors”) and directors approved after that date by at least two-thirds of the Existing Directors cease to constitute a majority of the directors of Williams;

•	Consummation of any merger, reorganization, recapitalization consolidation, or similar transaction (“Reorganization Transaction”), other than a Reorganization Transaction that results in the person who was the direct or indirect owner of outstanding common stock and Voting Securities of the Company prior to the transaction becoming, immediately after the transaction, the owner of at least 65% of the then outstanding common stock and Voting Securities representing 65% of the combined voting power of the then outstanding Voting Securities of the surviving corporation in substantially the same respective proportion as that person’s ownership immediately before such Reorganization Transaction; or

•	approval by the stockholders of Williams of the sale or other disposition of all or substantially all of the consolidated assets of Williams or the complete liquidation of Williams other than a transaction that would result in (i) a related party owning more than 50% of the assets that were owned by Williams immediately prior to the transaction or (ii) the persons who were the direct or indirect owners of outstanding Williams common stock and Voting Securities prior to the transaction continuing to own, directly or indirectly, 50% or more of the assets that were owned by Williams immediately prior to the transaction.

A change in control will not occur if:

•	the NEO agrees in writing prior to an event that such an event will not be a change in control; or

•	the Board determines that a liquidation, sale or other disposition approved by the stockholders, as described in the fourth bullet above, will not occur, except to the extent termination occurred prior to such determination.

“Disability” means a physical or mental infirmity that impairs the NEO’s ability to substantially perform his/her duties for twelve months or more and for which he/she is receiving income replacement benefits from a Company plan for not less than three months.

“Disqualification disaggregation” means:

•	the termination of an NEO from Williams or an affiliate’s employment before a change in control for any reason; or

•	the termination of an NEO’s employment by a successor (during the period beginning upon a change of control and continuing for two years or until the termination of the agreement, whichever happens first), if the NEO is employed in substantially the same position and the successor has assumed the Williams change in control agreement.

“Good reason” means, generally, a material adverse change in the NEO’s title, position, or responsibilities, a reduction in the NEO’s base salary, a reduction in the NEO’s annual bonus, required relocation, a material reduction in the level of aggregate compensation or benefits not applicable to Company peers, a successor company’s failure to honor the agreement, or the failure of the Board to provide written notice of the act or omission constituting “cause.”

Termination Scenarios

The following table sets forth circumstances that provide for payments to the NEOs following or in connection with a change in control of the Company or an NEO’s termination of employment for cause, upon retirement, upon death and disability, or not for cause. NEOs are generally eligible to retire at the earlier of age 55 and completion of 3 years of service or age 65.

All values are based on a hypothetical termination date of December 31, 2010 and a closing stock price of $24.72 on such date. The values shown are intended to provide reasonable estimates of the potential benefits the NEOs would receive upon termination. The values are based on various assumptions and may not represent the actual amount an NEO would receive. In addition to the amounts disclosed in the following table, a departing NEO would retain the amounts he/she has earned over the course of his/her employment prior to the termination event, including accrued retirement benefits and previously vested stock options and restricted stock units.

		For		Death &	Not for
Name	Payment	Cause(1)	Retirement(2)	Disability(3)	Cause(4)	CIC(5)

Malcolm, Steven J	AIP Reserve	—	$242,756	$242,756	$242,756	$242,756
	Stock options	—	5,645,264	5,645,264	—	5,645,264
	Stock awards	—	7,240,399	7,240,399	7,240,399	12,634,022
	Cash Severance	—	—	—	—	6,600,000
	Outplacement	—	—	—	—	25,000
	Health & Welfare	—	—	—	—	18,170
	Retirement Restoration Plan Enhancement	—	—	—	—	2,207,808
	Tax Gross Up	—	—	—	—	8,649,197

	Total	—	$13,128,419	$13,128,419	$7,483,155	$36,022,217

Chappel, Donald R	AIP Reserve	—	60,103	60,103	60,103	60,103
	Stock options	—	1,224,287	1,224,287	—	1,224,287
	Stock awards	—	4,086,877	5,444,451	5,444,451	6,829,365
	Cash Severance	—	—	—	—	3,213,000
	Outplacement	—	—	—	—	25,000
	Health & Welfare	—	—	—	—	26,699
	Retirement Restoration Plan Enhancement	—	—	—	—	646,557
	Tax Gross Up	—	—	—	—	2,966,960

	Total	—	$5,371,267	$6,728,841	$5,504,554	$14,991,971

Hill, Ralph A	AIP Reserve	—	72,958	72,958	72,958	72,958
	Stock options	—	1,045,738	1,045,738	—	1,045,738
	Stock awards	—	3,360,366	4,527,523	4,527,523	5,715,453
	Cash Severance	—	—	—	—	2,448,765
	Outplacement	—	—	—	—	25,000
	Health & Welfare	—	—	—	—	26,346
	Retirement Restoration Plan Enhancement	—	—	—	—	636,018
	Tax Gross Up	—	—	—	—	—

	Total	—	$4,479,062	$5,646,219	$4,600,481	$9,970,278

Armstrong, Alan S	AIP Reserve	—	74,628	74,628	74,628	74,628
	Stock options	—	989,596	989,596	—	989,596
	Stock awards	—	3,014,679	4,126,613	4,126,613	5,254,953
	Cash Severance	—	—	—	—	2,448,765
	Outplacement	—	—	—	—	25,000
	Health & Welfare	—	—	—	—	26,699
	Retirement Restoration Plan Enhancement	—	—	—	—	447,752
	Tax Gross Up	—	—	—	—	—

	Total	—	$4,078,903	$5,190,837	$4,201,241	$9,267,393

Wright, Phillip D	AIP Reserve	—	63,293	63,293	63,293	63,293
	Stock options	—	989,596	989,596	—	989,596
	Stock awards	—	3,014,679	4,126,613	4,126,613	5,254,953
	Cash Severance	—	—	—	—	2,524,500
	Outplacement	—	—	—	—	25,000
	Health & Welfare	—	—	—	—	18,388
	Retirement Restoration Plan Enhancement	—	—	—	—	585,673
	Tax Gross Up	—	—	—	—	—

	Total	—	$4,067,568	$5,179,502	$4,189,906	$9,461,403

(1)	If an NEO is terminated for cause or leaves the company voluntarily, no additional benefits will be received.

(2)	If an NEO retires, then all unvested stock options will fully accelerate. A pro-rated portion of the unvested time based restricted stock units will accelerate and a pro-rated portion of any performance-based restricted stock units will vest on the original vesting date if the Compensation Committee certifies that the performance measures were met.

(3)	If an NEO dies or becomes disabled, then all unvested stock options will fully accelerate. All unvested time-based restricted stock units will fully accelerate, and a pro-rated portion of any performance-based restricted stock units will vest if the Compensation Committee certifies that the performance measures were met.

(4)	For an NEO who is involuntarily terminated who receives severance or for an NEO whose job is outsourced with no comparable internal offer, all unvested time-based restricted stock units will fully accelerate and a pro-rated portion of any performance-based restricted stock units will vest if the Compensation Committee certifies that the performance measures were met. However all unvested stock options cancel.

(5)	See “Change In Control Agreements” above.

Please note that we make no assumptions as to the achievement of performance goals as it relates to the performance based restricted stock units. If an award is covered by Section 409A of the Internal Revenue Code, lump sum payments and distributions occurring from these events will occur six months after the triggering event as required by the Internal Revenue Code and our award agreements.

COMPENSATION OF DIRECTORS

Only non-employee directors receive director fees. In 2010, the Company paid non-employee directors:

•	$110,000 annual retainer in cash; and

•	$115,000 in the form of RSUs.

The Chair of each of the Audit, Compensation, Finance, and Nominating and Governance Committees received an additional annual retainer of $20,000. Mr. Howell received additional compensation of $50,000 for his services as Lead Director in 2010. Effective January 3, 2011, Mr. Frank T. MacInnis will be serving as the Company’s non-employee Chairman of the Board. In this role, Mr. MacInnis will receive additional compensation of $225,000 in cash for his services each fiscal year.

Through The Williams Companies, Inc. Amended and Restated 2007 Incentive Plan, each non-employee director annually receives a form of long-term equity compensation as approved by the Nominating and Governance Committee.

Non-employee directors generally receive their compensation on the date of the annual stockholders meeting. The following table shows how compensation is paid to individuals who become non-employee directors after the annual meeting.

An individual who
became a non-
employee director...	...but before...	...will receive...	...as of...

after the annual meeting	August 1	full compensation	December 15
on or after August 1	or on December 15	pro-rated compensation	December 15
on or after December 16	the next annual meeting	pro-rated compensation	the next annual meeting date

Non-employee directors are reimbursed for expenses (including costs of travel, food, and lodging) incurred in attending Board, committee, and stockholder meetings. Directors are also reimbursed for reasonable expenses associated with other business activities, including participation in director education programs. In addition, Williams pays premiums on directors and officers liability insurance policies.

Like all Williams employees, directors are eligible to participate in the Williams Matching Grant Program for eligible charitable organizations and the United Way Program. The maximum gift total for a participant in the Matching Grant Program is $10,000 in any calendar year. No match is made to the United Way under the Matching Grant Program unless the giving relates to a natural disaster or is applied to the funding of a capital campaign at a United Way funded agency. Under the United Way Program there are no limits to the match if given through the annual Williams United Way campaign.

Director Compensation for Fiscal Year 2010

The compensation received by each director in 2010 is outlined in the following table:

					Change in
					Pension
					Value and
	Fees	Fees			Nonqualified
	Earned	Earned		Non-Equity	Deferred
	or Paid	or Paid	Option	Incentive Plan	Compensation	All Other
Name	in Cash(1)	in Stock(2)	Awards	Compensation	Earnings	Compensation(3)	Total

Joseph R. Cleveland	$110,000	$115,534	—	—	—	—	$225,534
Kathleen B. Cooper	110,000	115,534	—	—	—	$3,250	228,784
Irl F. Engelhardt	110,000	115,534	—	—	—	10,000	235,534
William R. Granberry	110,000	115,534	—	—	—	9,000	234,534
William E. Green	110,000	115,534	—	—	—	—	225,534
Juanita H. Hinshaw	130,000	115,534	—	—	—	—	245,534
William R. Howell	160,000	115,534	—	—	—	10,000	285,534
George A. Lorch	110,000	115,534	—	—	—	11,000	236,534
William G. Lowrie	130,000	115,534	—	—	—	10,000	255,534
Frank T. MacInnis	130,000	115,534	—	—	—	—	245,534
Janice D. Stoney	130,000	115,534	—	—	—	10,000	255,534
Laura A. Sugg(4)	64,167	67,322	—	—	—	—	131,489

(1)	The fees paid in cash are itemized in the following chart.

Committee and Lead Director Cash Retainers

	Annual Cash			Nominating
	Retainer			and
	Including	Audit	Compensation	Governance	Finance
	Service on	Committee	Committee	Committee	Committee	Lead
	Two	Chair	Chair	Chair	Chair	Director
	Committees	Retainer	Retainer	Retainer	Retainer	Retainer	Total

Cleveland	$110,000	—	—	—	—	—	$110,000
Cooper	110,000	—	—	—	—	—	110,000
Engelhardt	110,000	—	—	—	—	—	110,000
Granberry	110,000	—	—	—	—	—	110,000
Green	110,000	—	—	—	—	—	110,000
Hinshaw	110,000	—	—	—	$20,000	—	130,000
Howell	110,000	—	—	—	—	$50,000	160,000
Lorch	110,000	—	—	—	—	—	110,000
Lowrie	110,000	$20,000	—	—	—	—	130,000
MacInnis	110,000	—	—	$20,000	—	—	130,000
Stoney	110,000	—	$20,000	—	—	—	130,000
Sugg	64,167	—	—	—	—	—	64,167

(2)	Awards were granted under the terms of the 2007 Incentive Plan and represent time-based RSUs. Amounts shown are the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The assumptions used to value the stock awards can be found in our Annual Report on Form 10-K for the year-ended December 31, 2010.

(3)	All other compensation includes matching contributions made on behalf of the Board to charitable organizations through the Matching Grants Program or the United Way Program. Matching contributions made on the behalf of Mr. Lorch reflect donations that were made by Mr. Lorch in December 2009 and in 2010 that were matched by the Company in 2010.

(4)	Laura A. Sugg joined the Board effective November 17, 2010 and the compensation provided represents her partial fiscal year service on the Board.

Outstanding Awards as of Fiscal Year End 2010

The aggregate number of stock options and stock awards held by directors outstanding at fiscal year end is as follows:

		Number of
	Number of	Securities
	Shares or Units	Underlying
	of Stock	Unexercised Options
Name	Outstanding	Exercisable

Joseph R. Cleveland	17,546	—
Kathleen B. Cooper	17,546	4,500
Irl F. Engelhardt	17,546	12,000
William R. Granberry	17,546	9,000
William E. Green	17,546	26,357
Juanita H. Hinshaw	17,546	15,000
William R. Howell	26,293	44,357
George A. Lorch	56,842	43,631
William G. Lowrie	17,546	—
Frank T. MacInnis	17,546	44,357
Janice D. Stoney	40,986	44,357
Laura A. Sugg	3,023	—

EQUITY COMPENSATION STOCK PLANS

Securities authorized for issuance under equity compensation plans

The following table provides information concerning Williams common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2010, including The Williams Companies, Inc. Amended and Restated 2007 Incentive Plan, The Williams Companies, Inc. 2002 Incentive Plan, The Williams Companies, Inc. 1996 Stock Plan, The Williams Companies, Inc. 1996 Stock Plan for Non-Employee Directors, and 2007 Employee Stock Purchase Plan.

			Number of Securities
			Remaining Available
	Number of Securities		for Future Issuance
	to be Issued	Weighted-Average	Under Equity Compensation
	upon Exercise of	Exercise Price of	Plans (Excluding Securities
	Outstanding Options,	Outstanding Options,	Reflected in the
Plan Category	Warrants and Rights(1)	Warrants and Rights(2)	1st Column of This Table)(3)

Equity Compensation plans approved by security holders	19,274,415	$17.50	20,022,611
Equity Compensation plans not approved by security holders(4)	90,456	28.97	—
Total	19,364,871	17.59	20, 022,611

(1)	Includes 6,626,895 shares of restricted stock units, all of which were approved by security holders.

(2)	Excludes the shares issuable upon the vesting of restricted stock units included in the first column of this table for which there is no weighted-average price.

(3)	Includes 1,048,522 shares remaining to be issued out of the 2007 Employee Stock Purchase Plan.

(4)	These plans were terminated upon stockholder approval of the 2007 Incentive Plan. Options outstanding in these plans remain subject to their terms. Those options generally expire 10 years after the grant date.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees Williams’ financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee meets separately with management, the internal auditors, the independent auditors and the general counsel. The Audit Committee operates under a written charter approved by the Board, a copy of which is available on our website at http://www.williams.com. The charter, among other things, provides that the Audit Committee has full authority to appoint, oversee, evaluate, and terminate when appropriate, the independent auditor. In this context, the Audit Committee:

•	reviewed and discussed the audited financial statements in Williams’ annual report on Form 10-K with management, including a discussion of the quality — not just the acceptability — of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements;

•	reviewed with Ernst & Young LLP, Williams’ independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of Williams’ accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards;

•	received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence;

•	discussed with Ernst & Young LLP its independence from management and Williams and considered whether Ernst & Young LLP could also provide non-audit services without compromising the firm’s independence;

•	discussed with Ernst & Young LLP the matters required to be discussed by statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	discussed with Williams’ internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits, and then met with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of Williams’ internal controls and the overall quality of Williams’ financial reporting;

•	based on the foregoing reviews and discussions, recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2010, for filing with the SEC; and

•	appointed Ernst & Young LLP to serve as Williams’ independent auditors for 2011, subject to ratification by the Board and the Company’s stockholders.

This report has been furnished by the members of the Audit Committee of the Board of Directors:

 — William G. Lowrie, Chair

 — Joseph R. Cleveland

 — Irl F. Engelhardt

 — William E. Green

 — Juanita H. Hinshaw

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee is responsible for selecting Williams’ independent, registered public accounting firm. At a meeting held on March 15, 2011, the Audit Committee appointed the firm of Ernst & Young LLP as the independent auditors to audit our financial statements for calendar year 2011. A representative of Ernst & Young LLP will attend the annual meeting and will be available to respond to appropriate questions. Although the audit firm has indicated that no statement will be made, an opportunity for a statement will be provided. Stockholder approval of the appointment of Ernst & Young LLP is not required, but the Audit Committee and the Board are submitting the selection of Ernst & Young LLP for ratification to obtain our stockholders’ views. In the event a majority of the stockholders do not ratify the appointment of Ernst & Young LLP as the independent auditors to audit our financial statements for calendar year 2011, the Audit Committee and the Board will consider the voting results and evaluate whether to select a different independent auditor.

Board of Directors’ Recommendation:  THE BOARD OF DIRECTORS OF WILLIAMS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR 2011.

Principal Accounting Fees and Services

Fees for professional services provided by our independent auditors for each of the last two fiscal years were as follows:

	2010	2009
	(Millions)

Audit Fees	$14.2	$15.0
Audit-Related Fees	1.1	1.2
Tax Fees	0.5	0.4
All Other Fees	—	—

	$15.8	$16.6

Audit fees in 2010 and 2009 include fees associated with the annual audits of all of our registrants for SEC and Federal Energy Regulatory Commission reporting purposes, the reviews of our quarterly reports on Form 10-Q, the audit of internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002, and services performed in connection with other filings with the SEC. Audit-related fees in 2010 and 2009 primarily include audits of investments and joint ventures, and audits of employee benefit plans. Tax fees in 2010 and 2009 include tax planning, tax advice and tax compliance. Ernst & Young LLP does not provide tax services to our executives.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of Ernst & Young LLP, our independent auditors. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by Ernst & Young LLP.

On an ongoing basis, our management presents specific projects and categories of service to the Audit Committee to request advance approval. The Audit Committee reviews those requests and advises management if the Audit Committee approves the engagement of Ernst & Young LLP. On a periodic basis, our management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee may also delegate the authority to pre-approve audit and permitted non-audit services, excluding services related to the Company’s internal control over financial reporting, to a subcommittee of one or more committee members, provided that any such pre-approvals are reported on at a subsequent Audit Committee meeting. In 2010, 100% of Ernst & Young LLP’s fees were pre-approved by the Audit Committee.

The Audit Committee’s pre-approval policy with respect to audit and non-audit services is an attachment to the Audit Committee Charter, which is available on our website at www.williams.com at the Corporate Responsibility/Corporate Governance/Board Committees/Audit Committee Charter tab.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Consistent with the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing to our stockholders a non-binding, advisory vote on our NEO Compensation as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal is commonly known as a “say-on-pay” proposal.

As discussed in the “Compensation Discussion and Analysis” section of this proxy statement on pages 28 to 43 as well as in the tables and narrative in the “Executive Compensation and Other Information” section on pages 45 to 55, our compensation programs are designed to attract and retain the talent needed to drive stockholder value and help each of our businesses meet or exceed financial and performance targets. Our compensation programs are intended to reward our NEOs for successfully implementing our strategy to grow our business and create long-term stockholder value. We believe our programs effectively link executive pay to the financial performance of the Company while also aligning our NEOs with the interests of our stockholders. The following are some key points that demonstrate our commitment to aligning pay to performance:

•	The significant majority of NEO target compensation is provided in the form of long-term equity awards ensuring pay is linked to the performance of our Company’s common stock and aligned with stockholders;

•	A significant portion of the annual long-term equity award is provided in the form of performance-based RSU awards. The performance-based RSU awards granted in 2007 and 2008 for the respective 2007-2009 and 2008-2010 performance periods were cancelled as our performance did not meet pre-determined performance targets. This significantly impacted the value of our NEOs realized compensation in 2010 and 2011;

•	Current performance-based RSU awards are measured based on both relative and absolute TSR. This ensures our stock price performance must perform well in relation to our comparator group of companies while also delivering a strong absolute return to our stockholders in order to deliver the targeted number of RSUs to our NEOs upon vesting; and

•	Our 2010 Annual Incentive Program aligning 2010 payments to actual performance on pre-established targets effectively linking the Company’s financial performance to NEO pay.

Additionally, we made several governance changes, as described in the Compensation Discussion and Analysis, to our compensation programs effectively demonstrating our commitment to actively managing our executive compensation programs.

We are seeking our stockholders support for our NEO compensation as detailed in this proxy statement. This proposal conforms to SEC requirements and seeks our stockholders views on our NEO compensation. It is not intended to address any specific element of compensation, but rather the overall compensation provided to our NEOs including our pay philosophy, our pay principles and pay practices as described in this proxy statement. The Board asks for your “FOR” advisory vote on the following resolution:

RESOLVED, that the stockholders of The Williams Companies, Inc. (the “Company”) approve, on an advisory basis, the executive compensation of the Company’s named executive officers as disclosed within this proxy statement pursuant to the compensation disclosure rules of the Securities Exchange Act of 1934, as amended (Item 402 of Regulation S-K), which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and any related narrative discussion contained in this proxy statement.

Because your vote is advisory, it will not be binding on the Board and will not overrule any decision by the Board or require the Board to take any action. However, the Board will take into account the outcome of the vote when considering future executive compensation decisions for NEOs.

Board of Directors’ Recommendation:  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF SAY-ON-PAY

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 also provides our stockholders with the opportunity to cast a separate non-binding advisory vote indicating how frequently the Company should seek a say-on-pay advisory vote on executive compensation from stockholders. The vote provides stockholders with four choices regarding the frequency of a say-on-pay advisory vote: (i) one year, (ii) two years, (iii) three years, or (iv) abstain.

As discussed, the Board believes our executive compensation program effectively links executive pay to the financial performance of the Company while also aligning our executive officers’ interests with the interests of our stockholders. After careful consideration, the Board believes an annual say-on-pay advisory vote will allow our stockholders to provide us with timely input regarding our executive compensation program. This annual vote is consistent with our desire to engage with our stockholders regarding our executive compensation program.

Because your vote is advisory, it will not be binding on the Board and will not overrule any decision by the Board or require the Board to take any action. However, the Board will take into account the outcome of the vote when determining how frequently to request a stockholder advisory vote on future executive compensation decisions for NEOs.

Board of Directors’ Recommendation:  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE COMPANY SEEKING AN ANNUAL ADVISORY VOTE ON EXECUTIVE COMPENSATION.

INCORPORATION BY REFERENCE

The Compensation Committee Report on Executive Compensation and the Report of the Audit Committee are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by Williams under the Securities Act or the Exchange Act, except to the extent that Williams specifically incorporates such information by reference. In addition, the website addresses contained in this proxy statement are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

WEBSITE ACCESS TO REPORTS AND OTHER INFORMATION

We file our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and other documents electronically with the SEC under the Exchange Act. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain such reports from the SEC’s website at www.sec.gov.

Our website is www.williams.com. We make available free of charge through the Investors tab of our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Corporate Governance Guidelines, director independence standards, Code of Ethics for Senior Officers, Board committee charters, and the Williams Code of Business Conduct are also available on our website. We will provide, free of charge, a copy of any of our corporate documents listed above upon written request to our corporate secretary at Williams, One Williams Center, MD 47, Tulsa, Oklahoma 74172.

By order of the Board of Directors,

La Fleur Browne
Corporate Secretary

Tulsa, Oklahoma
April 7, 2011

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

The Williams Companies, Inc.
Annual Meeting of Stockholders
May 19, 2011
11:00 a.m. Central time
One Williams Center
Tulsa, Oklahoma 74172
PLEASE SEE THE REVERSE SIDE FOR
VOTING INSTRUCTIONS.
You can vote by telephone or Internet
24 hours a day, 7 days a week.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals
+
The Board of Directors recommends a vote “FOR” the election of each of the nominees listed below.
1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 – Alan S. Armstrong	☐	☐	☐	02 – Joseph R. Cleveland	☐	☐	☐	03 – Juanita H. Hinshaw	☐	☐	☐

	04 – Frank T. MacInnis	☐	☐	☐	05 – Janice D. Stoney	☐	☐	☐	06 – Laura A. Sugg	☐	☐	☐

The Board of Directors recommends a vote “FOR” proposals 2 and 3.					The Board of Directors recommends a vote “FOR – EVERY YEAR” on proposal 4.

		For	Against	Abstain			1 Yr	2 Yrs	3 Yrs	Abstain

2.	Ratification of Ernst & Young LLP as auditors for 2011.	☐	☐	☐	4.	Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

3.	Advisory vote on executive compensation.	☐	☐	☐	5.	To transact such other business as may properly come before the annual meeting or any adjournment of the meeting.

B Authorized Signatures - Sign and Date Here - This section must be completed for your vote to be counted.
The signer hereby revokes all proxies previously given by the signer to vote at said Annual Meeting or any adjournments thereof. Note: Please sign exactly as name appears hereon . Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — The Williams Companies, Inc.

Proxy Solicited on Behalf of the Board of Directors of Williams for the Annual Meeting of Stockholders on May 19, 2011.
The undersigned stockholder of The Williams Companies, Inc. (“Williams”) hereby appoints ALAN S. ARMSTRONG, DONALD R. CHAPPEL and JAMES J. BENDER, jointly and severally with full power of substitution, as proxies to represent and to vote all of the shares of Williams’ Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Williams to be held on the 19th day of May, 2011, and at any and all adjournments thereof, on all matters coming before said meeting.
THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RETURNED, WILL BE VOTED AS INDICATED. IF NO VOTING DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON THE OTHER MATTERS REFERENCED ON THE REVERSE SIDE HEREOF.
Voting Instructions
Votes by telephone or Internet must be received by 1:00 a.m. Central Time, on May 19, 2011.

To Vote by Internet	To Vote by Telephone	To Vote by Mail

• Go to the following web site: WWW.ENVISIONREPORTS.COM/WMB. • Follow the steps outlined on the secured website.	• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. • Follow the instructions provided by the recorded message.	• Mark, sign and date the proxy card. • Return the proxy card in the postage-paid envelope provided. • If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

To participants in The Williams Investment Plus Plan: This proxy/voting instruction card constitutes your voting instructions to the Trustee(s) of such Plan. Non-voted shares will be voted in the same proportion on each issue as the Trustees votes those shares for which it receives voting instructions from Participants. Your instructions must be completed prior to Monday, May 16, 2011 at 1:00 a.m. Central time.
THANK YOU FOR VOTING